Exhibit 10.8(a)

EXECUTION VERSION

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of November 9, 2007

among

FINLAY FINE JEWELRY CORPORATION,
CARLYLE & CO. JEWELERS LLC,
L. CONGRESS, INC.

as Borrowers,

FINLAY ENTERPRISES, INC.
AND THE OTHER CREDIT PARTIES SIGNATORY HERETO,

as Credit Parties,

THE LENDERS SIGNATORY HERETO
FROM TIME TO TIME,

as Lenders,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Agent, L/C Issuer and Lender

GE CAPITAL MARKETS, INC.,

as Sole Bookrunner and Joint Lead Arranger,

JPMORGAN SECURITIES INC.,

as Joint Lead Arranger

and

WACHOVIA BANK, NA,

Documentation Agent

i

(continued)

(continued)

(continued)

INDEX OF APPENDICES

Annex A (Recitals)	-	Definitions
Annex B (Section 1.2)	-	Letters of Credit
Annex C (Section 1.8)	-	Cash Management System
Annex D (Section 2.1(a))	-	Closing Checklist
Annex E (Section 4.1(a))	-	Financial Statements and Projections - Reporting
Annex F (Section 4.1(b))	-	Collateral Reports
Annex G (Section 6.10)	-	Financial Covenants
Annex H (Section 9.9(a))	-	Lenders’ Wire Transfer Information
Annex I (Section 11.10)	-	Notice Addresses
Annex J (from Annex A -Commitments definition)	-	Commitments as of Closing Date
Exhibit 1.1(a)(i)	-	Form of Notice of Tranche A Revolving Credit Advance
Exhibit 1.1(a)(ii)	-	Form of Tranche A Revolving Note
Exhibit 1.1(a)(iii)	-	Form of Notice of Tranche B Revolving Credit Advance
Exhibit 1.1(a)(iv)	-	Form of Tranche B Revolving Note
Exhibit 1.1(b)(ii)	-	Form of Swing Line Note
Exhibit 1.5(e)	-	Form of Notice of Conversion/Continuation
Exhibit 4.1(b)	-	Form of Borrowing Base Certificate
Exhibit 5.19		Form of Consignor Letter
Exhibit 9.1(a)	-	Form of Assignment Agreement
Exhibit A-1	-	Form of Indemnification Agreement
Exhibit B-1	-	Application for Standby Letter of Credit
Exhibit B-2	-	Application for Documentary Letter of Credit
Schedule 1.1	-	Agent’s Representatives
Disclosure Schedule 1.4	-	Sources and Uses; Funds Flow Memorandum
Disclosure Schedule 3.1	-	Type of Entity; State of Organization
Disclosure Schedule 3.2	-	Executive Offices, Collateral Locations, FEIN
Disclosure Schedule 3.4(A)	-	Financial Statements
Disclosure Schedule 3.4(B)	-	Projections
Disclosure Schedule 3.6	-	Real Estate and Leases
Disclosure Schedule 3.7	-	Labor Matters
Disclosure Schedule 3.8	-	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Disclosure Schedule 3.11	-	Tax Matters
Disclosure Schedule 3.12	-	ERISA Plans
Disclosure Schedule 3.13	-	Litigation
Disclosure Schedule 3.14	-	Brokers
Disclosure Schedule 3.15	-	Intellectual Property
Disclosure Schedule 3.17	-	Hazardous Materials
Disclosure Schedule 3.18	-	Insurance
Disclosure Schedule 3.19	-	Deposit and Disbursement Accounts
Disclosure Schedule 3.20	-	Government Contracts
Disclosure Schedule 3.22	-	Consignor Letters
Disclosure Schedule 3.25	-	License Agreements
Disclosure Schedule 3.26	-	Material Contracts
Disclosure Schedule 5.1	-	Trade Names

Disclosure Schedule 6.2	-	Existing Investments
Disclosure Schedule 6.3	-	Indebtedness
Disclosure Schedule 6.4(a)	-	Transactions with Affiliates
Disclosure Schedule 6.7	-	Existing Liens

This FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of November 9, 2007 among FINLAY FINE JEWELRY CORPORATION, a Delaware corporation (“Finlay”), CARLYLE & CO. JEWELERS LLC, a Delaware limited liability company (“Carlyle”), L. CONGRESS, INC., a Florida corporation (“Congress”) (Finlay, Carlyle and Congress are sometimes collectively referred to herein as the “Borrowers” and individually as a “Borrower”); the other Credit Parties signatory hereto; GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), for itself, as Lender, and as Agent for Lenders, and the other Lenders signatory hereto from time to time.

RECITALS

WHEREAS, Borrowers, GE Capital, for itself, as Lender and as Agent, and the lenders party thereto are party to that certain Third Amended and Restated Credit Agreement dated as of May 19, 2005, as amended by the Amendment dated as of April 7, 2006, the Amendment dated as of April 24, 2006, Amendment No. 3 dated as of November 30, 2006 and Amendment No. 4 dated as of December 27, 2006 and Amendment No. 5, dated as of June 20, 2007 (as so amended, restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”); and

WHEREAS, Borrowers have requested that the Existing Credit Agreement be amended and restated in its entirety to read as set forth herein; and

WHEREAS, Borrowers have requested that Lenders extend revolving facilities to Borrowers of up to Five Hundred Fifty Million Dollars ($550,000,000) in the aggregate for the purpose of funding the Acquisition and to provide (a) working capital financing for Borrowers and their respective Subsidiaries, (b) funds for other general corporate purposes of Borrowers and (c) funds for other purposes permitted hereunder; and for these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrowers of up to such amount upon the terms and conditions set forth herein; and

WHEREAS, the Lenders are willing to amend and restate the Existing Credit Agreement as set forth herein; and

WHEREAS, Borrowers have agreed to continue to secure all of the Obligations by reaffirming its grant to Agent, for the benefit of Agent and Lenders, of a security interest in and lien upon all of its existing and after-acquired personal and real property; and

WHEREAS, Finlay Enterprises, Inc., a Delaware corporation (“Parent”), is willing to guarantee all of the obligations of Borrowers to Agent and Lenders under the Loan Documents and to pledge to Agent, for the benefit of Agent and Lenders, all of the Stock of each of its Subsidiaries to secure such guaranty; and

WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.	AMOUNT AND TERMS OF CREDIT

1.1. Credit Facilities.

(a) Revolving Credit Facility.

(i) Subject to the terms and conditions hereof, each Tranche A Revolving Lender agrees to make available to Borrowers from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a “Tranche A Revolving Credit Advance”); provided, that no Tranche A Revolving Credit Advance shall be made at any time when the outstanding Tranche B Revolving Loan is less than the Tranche B Maximum Amount. The Pro Rata Share of the Tranche A Revolving Loan of any Tranche A Revolving Lender shall not at any time exceed its separate Tranche A Revolving Loan Commitment. The obligations of each Tranche A Revolving Lender hereunder shall be several and not joint. Until the Commitment Termination Date, Borrowers may borrow, repay and reborrow Tranche A Revolving Credit Advances under this Section 1.1(a)); provided that the amount of any Tranche A Revolving Credit Advance to be made at any time shall not exceed Borrowing Availability at such time. Borrowing Availability may be reduced by Reserves imposed by Agent in its reasonable credit judgment upon prior notice to Borrower Representative. Moreover, (x) the sum of the Tranche A Revolving Loan and Swing Line Loan outstanding shall not exceed at any time the Tranche A Borrowing Base, and (y) the sum of the Tranche A Revolving Loan, the Tranche B Revolving Loan and Swing Line Loan outstanding shall not exceed at any time the Aggregate Borrowing Base. Each Tranche A Revolving Credit Advance shall be made on notice by Borrower Representative on behalf of the applicable Borrower to one of the representatives of Agent identified in Schedule 1.1 at the address specified therein. Any such notice must be given no later than (1) 12:00 noon (New York time) on the Business Day of the proposed Tranche A Revolving Credit Advance, in the case of an Index Rate Loan, or (2) 12:00 noon (New York time) on the date which is three (3) Business Days prior to the proposed Tranche A Revolving Credit Advance, in the case of a LIBOR Loan. Each such notice (a “Notice of Tranche A Revolving Credit Advance”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be reasonably required by Agent. If any Borrower desires to have the Tranche A Revolving Credit Advances bear interest by reference to a LIBOR Rate, Borrower Representative must comply with Section 1.5(e).

(ii) Except as provided in Section 1.11, each Borrower shall execute and deliver to each Tranche A Revolving Lender, if requested by such Lender, a note to evidence the Tranche A Revolving Loan Commitment of that Tranche A Revolving Lender. Each note shall be in the principal amount of the Tranche A Revolving Loan Commitment of the applicable Tranche A Revolving Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(ii) (each a “Tranche A Revolving Note” and, collectively, the “Tranche A Revolving Notes”). Each Tranche A Revolving Note shall represent the obligation of the applicable Borrower to pay the amount of the applicable Tranche A Revolving Lender’s Tranche A Revolving Loan Commitment or, if less, such Tranche A Revolving Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Tranche A Revolving Credit Advances to such Borrower together with interest thereon as prescribed in Section 1.4. The entire unpaid balance of the aggregate Tranche A Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

(iii) Subject to the terms and conditions hereof, each Tranche B Revolving Lender agrees to make available to Borrowers from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a “Tranche B Revolving Credit Advance”). The Pro Rata Share of the Tranche B Revolving Loan of any Tranche B Revolving Lender shall not at any time exceed its separate Tranche B Revolving Loan Commitment. The obligations of each Tranche B Revolving Lender hereunder shall be several and not joint. Until the Commitment Termination Date, Borrowers may borrow, repay and reborrow Tranche B Revolving Credit Advances under this Section 1.1(a)); provided, that (A) the amount of any Tranche B Revolving Credit Advance to be made at any time shall not exceed Borrowing Availability at such time, (B) prior to repaying any Tranche B Revolving Credit Advances, all Tranche A Revolving Credit Advances shall have been repaid in full and all Letter of Credit Obligations shall have been cash collateralized in accordance with the provisions of Annex B, (C) on the Closing Date, Tranche B Revolving Credit Advances shall be made up to the full amount of the Tranche B Revolving Loan Commitment prior to the making of any Tranche A Revolving Credit Advances, (D) repayments of the Tranche B Revolving Credit Advances shall be in minimum amounts of $5,000,000, and (E) following any such repayment, the Tranche B Revolving Credit Advances may be reborrowed in minimum amounts of $5,000,000. Each Tranche B Revolving Credit Advance shall be made on notice by Borrower Representative on behalf of the applicable Borrower to one of the representatives of Agent identified in Schedule 1.1 at the address specified therein. Any such notice must be given no later than (1) 12:00 noon (New York time) on the Business Day of the proposed Tranche B Revolving Credit Advance, in the case of an Index Rate Loan, or (2) 12:00 noon (New York time) on the date which is three (3) Business Days prior to the proposed Tranche B Revolving Credit Advance, in the case of a LIBOR Loan. Each such notice (a “Notice of Tranche B Revolving Credit Advance”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(iii), and shall include the information required in such Exhibit and such other information as may be reasonably required by Agent. If any Borrower desires to have the Tranche B Revolving Credit Advances bear interest by reference to a LIBOR Rate, Borrower Representative must comply with Section 1.5(e).

(iv) Except as provided in Section 1.11, each Borrower shall execute and deliver to each Tranche B Revolving Lender, if requested by such Lender, a note to evidence the Tranche B Revolving Loan Commitment of that Tranche B Revolving Lender. Each note shall be in the principal amount of the Tranche B Revolving Loan Commitment of the applicable Tranche B Revolving Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(iv) (each a “Tranche B Revolving Note” and, collectively, the “Tranche B Revolving Notes”). Each Tranche B Revolving Note shall represent the obligation of the applicable Borrower to pay the amount of the applicable Tranche B Revolving Lender’s Tranche B Revolving Loan Commitment or, if less, such Tranche B Revolving Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Tranche B Revolving Credit Advances to such Borrower together with interest thereon as prescribed in Section 1.4. The entire unpaid balance of the aggregate Tranche B Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

(b) Swing Line Facility.

(i) Agent shall notify the Swing Line Lender upon Agent’s receipt of any Notice of Tranche A Revolving Credit Advance. Subject to the terms and conditions hereof, the Swing Line Lender may make available from time to time until the Commitment Termination Date advances (each, a “Swing Line Advance”) in accordance with any such notice. The provisions of this Section 1.1(b) shall not relieve Tranche A Revolving Lenders of their obligations to make Tranche A Revolving Credit Advances under Section 1.1(a); provided that if the Swing Line Lender makes a Swing Line Advance pursuant to any such notice, such Swing Line Advance shall be in lieu of any Tranche A Revolving Credit Advance that otherwise may be made by Tranche A Revolving Credit Lenders pursuant to such notice. The aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Commitment and (B) the lesser of the Tranche A Maximum Amount and the Tranche A Borrowing Base, in each case, less the outstanding balance of the Tranche A Revolving Loan at such time (“Swing Line Availability”). Until the Commitment Termination Date, Borrowers may from time to time borrow, repay and reborrow under this Section 1.1(b). Each Swing Line Advance shall be made pursuant to a Notice of Tranche A Revolving Credit Advance delivered to Agent by Borrower Representative on behalf of the applicable Borrower in accordance with Section 1.1(a). Any such notice must be given no later than 12:00 noon (New York time) on the Business Day of the proposed Swing Line Advance. Unless the Swing Line Lender has received at least one Business Day’s prior written notice from Requisite Lenders instructing it not to make a Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Sections 2.2, be entitled to fund that Swing Line Advance, and to have each Tranche A Revolving Lender make Tranche A Revolving Credit Advances in accordance with Section 1.1(b)(iii) or purchase participating interests in accordance with Section 1.1(b)(iv). Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute an Index Rate Loan. Borrowers shall repay the aggregate outstanding principal amount of the Swing Line Loan upon demand therefor by Agent.

(ii) Each Borrower shall execute and deliver to the Swing Line Lender, at the request of the Swing Line Lender, a promissory note to evidence the Swing Line Commitment. Each note shall be in the principal amount of the Swing Line Commitment of the Swing Line Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(b)(ii) (each a “Swing Line Note” and, collectively, the “Swing Line Notes”). Each Swing Line Note shall represent the obligation of each Borrower to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to such Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

(iii) The Swing Line Lender, at any time and from time to time no less frequently than once weekly shall on behalf of any Borrower (and each Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Tranche A Revolving Lender (including the Swing Line Lender) to make a Tranche A Revolving Credit Advance to each Borrower (which shall be an Index Rate Loan) in an amount equal to that Tranche A Revolving Lender’s Pro Rata Share of the principal amount of the applicable Borrower’s Swing Line Loan (the “Refunded Swing Line Loan”) outstanding on the date such notice is given. Unless any of the events described in Sections 8.1(h) or 8.1(i) has occurred (in which event the procedures of Section 1.1(b)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Tranche A Revolving Credit Advance are then satisfied, each Tranche A Revolving Lender shall disburse directly to Agent, its Pro Rata Share of a Tranche A Revolving Credit Advance on behalf of the Swing Line Lender prior to 3:00 p.m. (New York time) in immediately available funds on the date that notice is given; provided, that such notice shall have been given prior to 1:00 p.m. (New York time) on such date. The proceeds of those Tranche A Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan of the applicable Borrower.

(iv) If, prior to refunding a Swing Line Loan with a Tranche A Revolving Credit Advance pursuant to Section 1.1(b)(iii), one of the events described in Sections 8.1(h) or 8.1(i) has occurred, then, subject to the provisions of Section 1.1(b)(v) below, each Tranche A Revolving Lender shall, on the date such Tranche A Revolving Credit Advance was to have been made for the benefit of the applicable Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan to such Borrower in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request, each Tranche A Revolving Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(v) Each Tranche A Revolving Lender’s obligation to make Tranche A Revolving Credit Advances in accordance with Section 1.1(b)(iii) and to purchase participation interests in accordance with Section 1.1(b)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Tranche A Revolving Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Tranche A Revolving Lender does not make available to Agent or the Swing Line Lender, as applicable, the amount required pursuant to Sections 1.1(b)(iii) or 1.1(b)(iv), as the case may be, the Swing Line Lender shall be entitled to recover such amount on demand from such Tranche A Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Index Rate thereafter.

(c) Reliance on Notices; Appointment of Borrower Representative. Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Tranche A Revolving Credit Advance, Notice of Tranche B Revolving Credit Advance, Notice of Conversion/Continuation or similar notice received from any Borrower or the Borrower Representative believed by Agent to be genuine. Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary. Each Borrower hereby designates Finlay as its representative and agent on its behalf for the purposes of issuing Notices of Revolving Credit Advances and Notices of Conversion/Continuation, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. Borrower Representative hereby accepts such appointment. Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Borrower Representative on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

1.2. Letters of Credit. Subject to and in accordance with the terms and conditions contained herein and in Annex B, Borrower Representative, on behalf of the applicable Borrower, shall have the right to request, and Tranche A Revolving Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of each Borrower.

1.3. Prepayments.

(a) Voluntary Prepayments; Reductions in Commitments.

(i) Borrowers may at any time on at least three (3) Business Days’ prior written notice by Borrower Representative to Agent permanently reduce (but not terminate) the Tranche A Revolving Loan Commitment; provided that (A) any such reductions shall be in a minimum amount of $25,000,000 and integral multiples of $5,000,000 in excess of such amount or following the first such reduction, an amount equal to $50,000,000 minus the amount of such first reduction, (B) the Tranche A Revolving Loan Commitment shall not be reduced (except in connection with a termination) by more than $50,000,000 in the aggregate during the term of this Agreement or, in any event, to an amount less than the amount of the Tranche A Revolving Loan then outstanding, and (C) after giving effect to such reductions, Borrowers shall comply with Section 1.3(b)(i). In addition, Borrowers may at any time on at least five (5) Business Days’ prior written notice by Borrower Representative to Agent terminate the Tranche A Revolving Loan Commitment; provided that upon such termination, all Loans and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Annex B hereto. Any voluntary prepayment and any reduction or termination of the Tranche A Revolving Loan Commitment must be accompanied by the payment of any LIBOR funding breakage costs in accordance with Section 1.13(b). Upon any such reduction or termination of the Tranche A Revolving Loan Commitment, each Borrower’s right to request Tranche A Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, or request Swing Line Advances, shall simultaneously be permanently reduced or terminated, as the case may be; provided that a permanent reduction of the Tranche A Revolving Loan Commitment shall not require a corresponding pro rata reduction in the L/C Sublimit.

(ii) Borrowers may at any time on at least three (3) Business Days’ prior written notice by Borrower Representative to Agent permanently reduce (but not terminate) the Tranche B Revolving Loan Commitment; provided that (A) any such reductions shall be in a minimum amount of $5,000,000 and integral multiples of $5,000,000 in excess of such amount and (B) prior to any such permanent reduction, all Tranche A Revolving Credit Advances shall have been repaid in full and all Letter of Credit Obligations shall have been cash collateralized in accordance with the provisions of Annex B. In addition, Borrowers (x) may, at any time on at least five (5) Business Days’ prior written notice by Borrower Representative to Agent, and (y) shall, upon any termination of the Tranche A Revolving Loan Commitment, terminate the Tranche B Revolving Loan Commitment; provided, that upon any such termination, all Tranche B Revolving Loans shall be immediately due and payable in full. Any voluntary prepayment and any reduction or termination of the Tranche B Revolving Loan Commitment must be accompanied by the payment of any LIBOR funding breakage costs in accordance with Section 1.13(b) and any fee payable in accordance with Section 1.9(e). Upon any such reduction or termination of the Tranche B Revolving Loan Commitment, each Borrower’s right to request Tranche B Revolving Credit Advances shall simultaneously be permanently reduced or terminated.

(b) Mandatory Prepayments.

(i) If at any time the aggregate outstanding balances of the Tranche A Revolving Loan and the Swing Line Loan exceed the lesser of (A) the Tranche A Maximum Amount and (B) the Tranche A Borrowing Base, Borrowers shall immediately repay the aggregate outstanding Tranche A Revolving Credit Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding Tranche A Revolving Credit Advances, Borrowers shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex B to the extent required to eliminate such excess.

(ii) Immediately upon receipt by any Credit Party on or after the Closing Date of any working capital, earnings, balance sheet or similar adjustment payment under the Acquisition Agreement or cash proceeds of any asset disposition, Borrowers shall, jointly and severally, prepay the Loans in an amount equal to all such adjustment payments or proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrowers in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for income taxes and contingent liabilities, in each case, in accordance with GAAP in connection therewith. Any such prepayment shall be applied in accordance with Section 1.3(c). The following shall not be subject to mandatory prepayment under this clause (ii): (1) proceeds of sales of Inventory in the ordinary course of business; (2) asset disposition proceeds of less than $500,000 in the aggregate in any Fiscal Year and (3) asset disposition proceeds that are reinvested in Equipment, Fixtures or Real Estate within one hundred and eighty (180) days following receipt thereof; provided that Borrower notifies Agent of its intent to reinvest at the time such proceeds are received and when such reinvestment occurs.

(iii) If Parent or any Borrower issues Stock or debt securities or incurs any indebtedness for borrowed money on or after the Closing Date, no later than the Business Day following the date of receipt of the proceeds thereof, all Borrowers (in the case of an issuance by Parent) or the issuing Borrower shall prepay the Loans (and cash collateralize Letter of Credit Obligations) in an amount equal to all such proceeds, net of underwriting discounts and commissions and other costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 1.3(c). The following shall not be subject to prepayment under this clause (iii): (A) proceeds of Stock issuances to employees, officers and directors of Parent and its Subsidiaries, (B) any intercompany Stock issuances between Finlay and one or more of its Subsidiaries or (C) consideration received in connection with a Permitted Acquisition.

(c) Application of Certain Mandatory Prepayments. Any prepayments made by any Borrower pursuant to Section 1.3(b)(ii) or (iii) above shall be applied as follows: first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on that Borrower’s Swing Line Loan; third, to the principal balance of the Swing Line Loan outstanding to that Borrower until the same has been repaid in full; fourth, to interest then due and payable on Tranche A Revolving Credit Advances made to that Borrower; fifth, to the principal balance of Tranche A Revolving Credit Advances outstanding to that Borrower until the same has been paid in full; sixth, to any Letter of Credit Obligations of such Borrower to provide cash collateral therefore in the manner set forth in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth in Annex B; seventh, to interest then due and payable on the Swing Line Loan of each other Borrower, pro rata; eighth, to the principal balances of the Swing Line Loan outstanding to each other Borrower, pro rata, until the same have been repaid in full; ninth, to interest then due and payable on the Tranche A Revolving Credit Advances outstanding to each other Borrower, pro rata; tenth, to the principal balance of the Tranche A Revolving Credit Advances made to each other Borrower, pro rata, until the same has been paid in full; eleventh, to any Letter of Credit Obligations of each other Borrower, pro rata, to provide cash collateral therefore in the manner set forth in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized; twelfth, to interest then due and payable on Tranche B Revolving Credit Advances made to that Borrower; thirteenth, to the principal balance of Tranche B Revolving Credit Advances outstanding to that Borrower until the same has been paid in full, with a corresponding permanent reduction in the Tranche B Revolving Loan Commitments; fourteenth, to interest then due and payable on the Tranche B Revolving Credit Advances outstanding to each other Borrower, pro rata; and last, to the principal balance of the Tranche B Revolving Credit Advances made to each other Borrower, pro rata, until the same has been paid in full, with a corresponding permanent reduction in the Tranche B Revolving Loan Commitments. Neither the Tranche A Revolving Loan Commitment nor the Swing Line Commitment shall be permanently reduced by the amount of any such prepayments.

(d) No Implied Consent. Nothing in this Section 1.3 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

1.4. Use of Proceeds. Borrowers shall utilize the proceeds of the Loans solely in connection with the Related Transactions, and for the financing of Borrowers’ ordinary working capital and general corporate needs (including, any Permitted Acquisition). Disclosure Schedule (1.4) contains a description of Borrowers’ sources and uses of funds as of the Closing Date, including Loans and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

1.5. Interest and Applicable Margins.

(a) Borrowers shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the Tranche A Revolving Credit Advances, the Index Rate plus the Applicable Tranche A Revolver Index Margin per annum or, at the election of Borrower Representative, the applicable LIBOR Rate plus the Applicable Tranche A Revolver LIBOR Margin per annum; (ii) with respect to the Swing Line Loan, the Index Rate plus the Applicable Tranche A Revolver Index Margin per annum; and (iii) with respect to the Tranche B Revolving Credit Advances, the Index Rate plus the Applicable Tranche B Revolver Index Margin per annum or, at the election of Borrower Representative, the applicable LIBOR Rate plus the Applicable Tranche B Revolver LIBOR Margin per annum.

As of the Closing Date, the Applicable Margins are as follows:

Applicable Tranche A Revolver Index Margin	0.25%
Applicable Tranche A Revolver LIBOR Margin	2.00%
Applicable Tranche B Revolver Index Margin	2.75%
Applicable Tranche B Revolver LIBOR Margin	4.50%

Commencing with the calendar quarter beginning January 1, 2009, the Applicable Tranche A Revolver Index Margin and Applicable Tranche A Revolver LIBOR Margin shall be determined by reference to the following grids:

If Average Adjusted Excess Availability is:	Level of Applicable Margins:
< $75,000,000	Level I
<$100,000,000, but > $75,000,000	Level II
<$150,000,000, but > $100,000,000	Level III
<$200,000,000, but > $150,000,000	Level IV
>$200,000,000	Level V

	Applicable Margins
	Level I	Level II	Level III	Level IV	Level V
Applicable Tranche A Revolver Index Margin	0.50%	0.25%	0.00%	0.00%	0.00%
Applicable Tranche A Revolver LIBOR Margin	2.25%	2.00%	1.75%	1.50%	1.25%

Adjustments in the Applicable Margins shall be implemented on a prospective basis for each calendar quarter following delivery to Agent of a certificate from the Credit Parties, which certificate shall be delivered within five (5) Business Days after the end of each calendar quarter) stating the Average Adjusted Excess Availability for the most recently ended calendar quarter and evidencing the need for an adjustment. Failure to timely deliver such certificate shall result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the calendar month following the delivery of such certificate demonstrating that such an increase is not required. If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Event of Default is waived or cured.

(b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c)  All computations of Fees shall be calculated on a per annum basis and interest shall be calculated by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. The Index Rate is a floating rate determined for each day. Each determination by Agent of an interest rate and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees.

(d) So long as an Event of Default has occurred and is continuing under Section 8.1(a), (h) or (i) or so long as any other Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower Representative, the interest rates applicable to the Loans and the Letter of Credit Fees shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder unless Agent or Requisite Lenders elect to impose a smaller increase (the “Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.

(e) Subject to the conditions precedent set forth in Section 2.2, Borrower Representative shall have the option to (i) request that any Tranche A Revolving Credit Advance or Tranche B Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans (other than the Swing Line Loan) from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan and subject to payment of LIBOR breakage costs in accordance with Section 1.13(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan (other than the Swing Line Loan) as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued. Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of such amount. Any such election must be made no later than 12:00 noon (New York time) on the third Business Day prior to (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower Representative wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower Representative in such election, as applicable. If no election is received with respect to a LIBOR Loan by 12:00 noon (New York time) on the third Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default or an Event of Default has occurred and is continuing or if the additional conditions precedent set forth in Section 2.2 shall not have been satisfied), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower Representative must make such election by notice to Agent in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.5(e). No Loan may be made as or converted into a LIBOR Loan until the earlier of (i) forty-five (45) days after the Closing Date or (ii) completion of primary syndication as determined by Agent.

(f) Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.

1.6. Eligible Accounts. The Net Amount of Finlay Receivables owned by any Finlay Credit Party and reflected in the most recent Borrowing Base Certificate delivered to Agent shall be “Eligible Accounts” for purposes of this Agreement, except to the extent that Agent, in its reasonable credit judgment, has determined such amount is not an Eligible Account. Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its reasonable credit judgment upon prior notice to Borrower Representative. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below and to establish new criteria, in its reasonable credit judgment, subject to the approval of each Lender in the case of adjustments or new criteria which have the effect of making more credit available.  Without in any way limiting the discretion of Agent to deem or not deem any Account as an Eligible Account, Eligible Accounts shall not include any Account of any Finlay Credit Party:

(a) that does not arise from the sale of goods or the performance of services by such Finlay Credit Party in the ordinary course of its business;

(b) (i) upon which such Finlay Credit Party’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which such Finlay Credit Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Finlay Credit Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(c) to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account, but only to the extent of any such asserted defense, counterclaim, set off, or dispute;

(d) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(e) with respect to which an invoice, reasonably acceptable to Agent in form and substance, has not been sent to the applicable Account Debtor;

(f) that (i) is not owned by such Finlay Credit Party or (ii) is subject to any Lien of any other Person, other than Liens in favor of Agent, on behalf of itself and Lenders;

(g) that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party, or to any entity that has any common officer or director with any Credit Party;

(h) that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Agent, in its sole discretion, has agreed to the contrary in writing and such Finlay Credit Party, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting assignment thereof;

(i) that is the obligation of an Account Debtor located in a foreign country other than Canada unless payment thereof is assured by a letter of credit assigned and delivered to Agent, reasonably satisfactory to Agent as to form, amount and issuer;

(j) to the extent such Finlay Credit Party or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to such Finlay Credit Party or any Subsidiary thereof but only to the extent of the potential offset;

(k) that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(l) that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(i) the Account is not paid within the earlier of: sixty (60) days following its due date or ninety (90) days following its original invoice date;

(ii) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(iii) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(m) that is the obligation of an Account Debtor if fifty percent (50%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 1.6;

(n) as to which Agent’s Lien thereon, on behalf of itself and Lenders, is not a first priority perfected Lien;

(o) as to which any of the representations or warranties in the Loan Documents are untrue;

(p) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

(q) that is payable in any currency other than Dollars;

(r) with respect to Accounts arising under a License Agreement, if such License Agreement has been terminated (or notice of termination given) or is otherwise not in full force and effect (or, if not in effect because such License Agreement has been approved as a reasonably acceptable arrangement by Agent, if Agent’s approval has not been rescinded), the applicable Finlay Credit Party or licensor thereunder is in material default under such License Agreement, the licensor under such License Agreement is entitled to withhold amounts which may be withheld only upon default by the applicable Finlay Credit Party thereunder, or the Account Debtor under such License Agreement has no place of business in the United States;

(s) with respect to Accounts arising under a License Agreement, to the extent that any sale thereunder was made other than in accordance with the terms of the License Agreement;

(t) that is assigned to the credit insurance company pursuant to the Factor Guaranties; and

(u) that arises from an Unapproved License Agreement.

1.7. Eligible Inventory. All of the Inventory owned by the Borrowers and reflected in the most recent Borrowing Base Certificate delivered by each Borrower to Agent shall be “Eligible Inventory” for purposes of this Agreement, except Inventory that Agent, in its reasonable credit judgment and upon prior notice to Borrower Representative, has determined is not Eligible Inventory. Agent shall have the right to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its reasonable credit judgment, in each case, upon prior notice to Borrower Representative. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below and to establish new criteria, in its reasonable credit judgment and upon prior notice to Borrower Representative, subject to the approval of each Lender in the case of adjustments or new criteria which have the effect of making more credit available. Without in any way limiting the discretion of Agent to deem or not deem any Inventory as Eligible Inventory, Eligible Inventory shall not include any Inventory of any Borrower that:

(a) is not owned by such Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower’s performance with respect to that Inventory), except the Liens in favor of Agent, on behalf of itself and Lenders, and Permitted Encumbrances in favor of landlords and bailees to the extent permitted in Section 5.9 hereof (subject to Reserves established by Agent in accordance with Section 5.9 hereof); provided, that, Inventory subject to the Rolex Security Agreement shall not be deemed to be ineligible solely because of the provisions of this clause (a); provided, further, that, the Congress Rolex Inventory shall not be deemed to be ineligible solely because of the provisions in this clause (a) so long as the Congress Rolex Intercreditor is in full force and effect;

(b) (i) is not located on premises owned, leased or rented by such Borrower and set forth in Disclosure Schedule (3.2) (as the same may be updated from time to time), or (ii) is stored at a leased location, unless Agent has given its prior consent thereto and unless either (x) a reasonably satisfactory landlord waiver has been delivered to Agent, or (y) Reserves reasonably satisfactory to Agent have been established with respect thereto or (iii) is stored with a bailee or warehouseman unless a reasonably satisfactory, acknowledged bailee letter has been received by Agent and Reserves reasonably satisfactory to Agent have been established with respect thereto, or (iv) is located at an owned location subject to a mortgage in favor of a lender other than Agent unless a reasonably satisfactory mortgagee waiver has been delivered to Agent;

(c) is placed on consignment or is in transit, except for Inventory in transit between domestic locations of Credit Parties;

(d) is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favor of Agent and Lenders;

(e) is obsolete, slow moving, unsalable, shopworn, seconds, damaged or unfit for sale;

(f) consists of display items or packing or shipping materials, manufacturing supplies, work-in-process Inventory or replacement parts;

(g) is not of a type held for sale in the ordinary course of such Borrower’s business;

(h) is not subject to a first priority lien in favor of Agent on behalf of itself and Lenders, subject to Permitted Encumbrances as set forth in clause (e) of the definition thereof (subject to reserves satisfactory to Agent);

(i) breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents;

(j) consists of any costs associated with “freight-in” charges;

(k) consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(l) is not covered by casualty insurance reasonably acceptable to Agent; or

(m) is subject to any patent or trademark license requiring the payment of royalties or fees or requiring the consent of the licensor for a sale thereof by Agent; provided, however, that, there shall be included as Eligible Inventory (i) all Rolex Inventory and (ii) certain Inventory subject to the DAR License Agreement with an aggregate cost value of $500,000.

1.8. Cash Management Systems. Borrowers will establish and will maintain until the Termination Date, the cash management systems described in Annex C (the “Cash Management Systems”).

1.9. Fees.

(a) Borrowers shall pay to GE Capital, individually, the Fees specified in the GE Capital Fee Letter.

(b) As additional compensation for the Tranche A Revolving Lenders, Borrowers shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for Borrowers’ non-use of available funds in an amount equal to one quarter of one percent (0.25%) per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the Tranche A Maximum Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the aggregate Tranche A Revolving Loan and the Swing Line Loan outstanding during the period for which such Fee is due.

(c) As additional compensation for the Tranche B Revolving Lenders, Borrowers shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for Borrowers’ non-use of available funds in an amount equal to four and one half percent (4.50%) per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the Tranche B Maximum Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the aggregate Tranche B Revolving Loan outstanding during the period for which such Fee is due.

(d) Borrowers shall pay to Agent, for the ratable benefit of Tranche A Revolving Lenders, the Letter of Credit Fee as provided in Annex B.

(e) If Borrowers permanently reduce or terminate the Tranche B Revolving Loan Commitment, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations, Borrowers shall pay to Agent, for the benefit of Tranche B Revolving Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount equal to the Applicable Percentage (as defined below) multiplied by the amount of the reduction of the Tranche B Revolving Loan Commitment. As used in this Section 1.9(e), the term “Applicable Percentage” shall mean (x) two percent (2%), in the case of a reduction or termination on or prior to the first anniversary of the Closing Date, (y) one percent (1%), in the case of a reduction or termination after the first anniversary of the Closing Date but on or prior to the second anniversary thereof, and (z) zero percent (0%) in the case of a reduction or termination after the second anniversary of the Closing Date. The Credit Parties agree that the Applicable Percentages are a reasonable calculation of Tranche B Revolving Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early termination of the Tranche B Revolving Loan Commitments.

1.10. Receipt of Payments. Borrowers shall make each payment under this Agreement not later than 12:00 noon (New York time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account prior to 12:00 noon (New York time). Payments received after 12:00 noon (New York time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

1.11. Application and Allocation of Payments.

(a) So long as no Event of Default has occurred and is continuing, (i) payments consisting of proceeds of Accounts received in the ordinary course of business shall be applied, first, to the Swing Line Loan, second, to the Tranche A Revolving Credit Advances, third, to provide cash collateral for Letter of Credit Obligations in the manner set forth in Annex B, and fourth, to the Tranche B Revolving Credit Advances subject to the provisions of Section 1.1(a)(iii); (ii) voluntary prepayments shall be applied in accordance with the provisions of Section 1.3(a); and (iii) mandatory prepayments shall be applied as set forth in Section 1.3(c). All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Commitment Termination Date, each Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of such Borrower, and each Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations of Borrowers as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records for so long as an Event of Default has occurred and is continuing. In all circumstances, after acceleration or maturity of the Obligations, all payments and proceeds of Collateral shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent’s expenses reimbursable hereunder; (2) to interest on the Swing Line Loan; (3) to principal payments on the Swing Line Loan; (4) to interest on the Tranche A Revolving Loan; (5) to principal payments on the Tranche A Revolving Loan and to provide cash collateral for contingent Letter of Credit Obligations in the manner described in Annex B, ratably to the aggregate, combined principal balance of the Tranche A Revolving Loan and outstanding Letter of Credit Obligations; (6) to interest on the Tranche B Revolving Loan; (7) to principal payments on the Tranche B Revolving Loan; and (8) to all other Obligations, including expenses of Lenders to the extent reimbursable under Section 11.3 and any Obligations under any Secured Rate Contract, ratably to all such Obligations.

(b) Agent is authorized to, and at its sole election may, charge to the Tranche A Revolving Loan balance on behalf of each Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest and principal, other than principal of the Tranche A Revolving Loan, owing by Borrowers under this Agreement or any of the other Loan Documents if and to the extent Borrowers fail to pay promptly any such amounts as and when due, even if the amount of such charges would exceed Borrowing Availability at such time after giving effect to such charges. At Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Tranche A Revolving Loan hereunder.

1.12. Loan Account and Accounting. Agent shall maintain a loan account (the “Loan Account”) on its books to record: all Advances, all payments made by Borrowers, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by each Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay the Obligations. Agent shall render to Borrower Representative a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account as to each Borrower for the immediately preceding month. Unless Borrower Representative notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall be presumptive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

1.13. Indemnity.

(a) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents, advisors and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and reasonable legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person’s gross negligence, willful misconduct or bad faith. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

(b) To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) any Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) any Borrower shall refuse to accept any borrowing of, or shall request a termination of, any borrowing of, conversion into or continuation of, LIBOR Loans after Borrower Representative has given notice requesting the same in accordance herewith; or (iv) any Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower Representative has given a notice thereof in accordance herewith, then Borrowers shall jointly and severally indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrower Representative with its written calculation of all amounts payable pursuant to this Section 1.13(b), and such calculation shall be binding on the parties hereto unless Borrower Representative shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

1.14. Access. Each Credit Party that is a party hereto shall, during normal business hours, from time to time upon two (2) Business Days’ prior notice as frequently as Agent reasonably determines to be appropriate: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors, officers and employees of each Credit Party and to the Collateral; provided, however, that, if no Event of Default shall have occurred and be continuing and the circumstances set forth in Section 5.8 permitting Agent to request environmental audits and testing shall not apply, access for the purposes of conducting an environmental assessment or investigation of the Real Estate shall be limited to the performance of a Phase I environmental assessment retained by Agent, at the expense of Agent and Lenders, and acceptable to the Credit Parties, in accordance with the protocol established by the American Society for Testing and Materials, Standard Practice for Environmental Site Assessments; Phase I Environmental Site Assessment Process, E 1527 05; (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party’s books and records, subject to Section 11.8 hereof and (c) permit Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party. Notwithstanding anything herein to the contrary, to the extent any access, inspection or audit constitutes a field examination, the provisions of paragraph (e) of Annex F shall control. If an Event of Default has occurred and is continuing, each such Credit Party shall provide such access to Agent and to each Lender at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, Borrowers shall provide Agent and each Lender with access to their suppliers and customers. Each Credit Party shall make available to Agent and its counsel reasonably promptly originals or copies of all books and records that Agent may reasonably request. Each Credit Party shall deliver any document or instrument necessary for Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party. Agent will give Lenders at least five (5) Business Days’ prior written notice of regularly scheduled audits. Representatives of other Lenders may accompany Agent’s representatives on regularly scheduled audits at no charge to Borrowers.

1.15. Taxes.

(a) Any and all payments by each Borrower or any other Credit Party hereunder (including any payments made pursuant to Section 12) or under the Notes or any other Loan Document shall be made, in accordance with this Section 1.15, free and clear of and without deduction for any and all present or future Taxes. If any Borrower or any other Credit Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (including any sum payable pursuant to Section 12) or under the Notes or any other Loan Document, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Agent, Lenders or L/C Issuer, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) such Borrower or other Credit Party shall make such deductions, and (iii) such Borrower or other Credit Party shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Borrower Representative shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof. In addition, Borrowers shall pay any Other Taxes to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Other Taxes, Borrowers shall furnish to Agent the original or certified copy of a receipt evidencing payment thereof.

(b) Each of Borrowers and Parent that is a signatory hereto shall jointly and severally indemnify and, within ten (10) days of demand therefor, pay Agent, each Lender and each L/C Issuer for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Agent or such Lender or such L/C Issuer, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.

(c) Each Lender, L/C Issuer and Agent organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower Representative and Agent at the time prescribed by law, a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender’s entitlement to such exemption (a “Certificate of Exemption”). Any foreign Person that seeks to become a Lender or an L/C Issuer as applicable, under this Agreement shall provide a Certificate of Exemption to Borrower Representative and Agent prior to becoming a Lender or an L/C Issuer, as applicable, hereunder. No foreign Person may become a Lender or an L/C Issuer, as applicable, hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender or an L/C Issuer, as applicable. Each Foreign Lender, from time to time after submitting the forms referred to above, shall submit to Borrower Representative and the Agent such additional duly completed and signed copies of one or the other such forms (or such successor forms or other documents as shall be adopted from time to time by the relevant United States taxing authorities) as may be (1) reasonably requested in writing by Borrower Representative or the Agent and (2) appropriate under then current United States law or regulations to avoid United States withholding taxes on payments in respect of any amounts to be received by such Foreign Lender pursuant to this Agreement and/or the Notes. If any Foreign Lender determines that it is unable to submit to Borrower Representative or the Agent any form or certificate that such Foreign Lender is requested to submit pursuant to the preceding paragraph, or that it is required to withdraw or cancel any such form or certificate, or that any such form or certificate previously submitted has otherwise become ineffective or inaccurate, such Foreign Lender shall promptly notify Borrower Representative and the Agent of such fact.

(d) No Credit Party shall be required to pay any additional amount in respect of Taxes to any Lender if and only to the extent that (A) such Lender becomes subject to Taxes subsequent to the date this Agreement (or, if applicable, an Assignment Agreement) is executed by such Lender above (or in the case of a Foreign Lender, the first date on which it delivers the appropriate form or certificate to Borrower Representative and the Agent as referred to in Section 1.15(c)) as a result of any change in the circumstances of such Lender, other than a change in applicable law (including without limitation an increase in any applicable tax rate), including without limitation a change in the residence, place of incorporation or principal place of business of the Lender, a change in the branch or lending office of the Lender participating in the transactions set forth herein or as a result of the sale by the Lender of participating interests in such Lender’s creditor position(s) hereunder; provided, however, that the Credit Parties will be required to pay any additional amount in respect of Taxes to any Lender to the extent that after a change in the circumstances (as described above) of such Lender a subsequent change in any applicable law results in an additional amount that such Lender is subject to with respect to Taxes; or (B) such Taxes would not have been incurred but for the failure of such Lender to file with the appropriate tax authorities and/or provide to Borrower Representative or the Agent any form or certificate that it was required so to do pursuant to Section 1.15(c) and entitled so to do under applicable law.

(e) Within thirty (30) days after the written reasonable request of the Borrowers, each Lender shall execute and deliver to such Borrower such certificates, forms or other documents which can be furnished consistent with the facts and which are reasonably necessary to assist such Borrower in applying for refunds of Taxes paid by such Borrower hereunder or making payment of Taxes hereunder; provided, however, that no Lender shall be required to furnish to the Borrowers any financial information with respect to itself or other information which it, in its reasonable discretion, considers confidential. Upon the written request of the Borrowers made to the Lender, and at the Borrowers’ expense, such Lender shall apply for a refund with respect to any Tax for which such Lender has been indemnified by, or has received payment from, the Borrowers pursuant to this Section 1.15, and for which such Lender believes, in its reasonable discretion, that it is entitled to receive. If the Lender receives such refund and in its reasonable discretion determines that such refund is of Taxes or Other Taxes for which it has been indemnified by, or has received payment from, the Borrowers or another Credit Party pursuant to this Section 1.15, such Lender shall remit, within a reasonable period of time, such refund to the Borrowers without interest (other than interest, if any, included in such refund), net of all costs and expenses of such Lender and any taxes payable with respect to the receipt of such refund and interest, provided that the Borrower, upon the request of the Lender or Agent, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender or Agent in the event the Lender or Agent is required to repay such refund to such Governmental Authority.

1.16. Capital Adequacy; Increased Costs; Illegality.

(a) If any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrowers shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower Representative and to Agent shall be presumptive evidence of the matters set forth therein. Notwithstanding anything herein to the contrary, Borrowers shall only be required to compensate any so affected Lender in respect of any such reduction in the amount received or receivable by such Lender as to which the Lender has given Borrowers written notice within ninety (90) days after the Lender has received actual notice of the occurrence of the relevant circumstance giving rise to such reduction in the amount received or receivable by such Lender, as the case may be.

(b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower Representative and to Agent by such Lender, shall be presumptive evidence of the matters set forth therein. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 1.16(b). Notwithstanding anything herein to the contrary, Borrowers shall only be required to compensate any so affected Lender in respect of any such increase in the amount received or receivable by such Lender as to which the Lender has given Borrowers written notice within ninety (90) days after the Lender has received actual notice of the occurrence of the relevant circumstance giving rise to such increase in the amount received or receivable by such Lender, as the case may be.

(c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof), in each case adopted after the Closing Date, shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s reasonable opinion, materially adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower Representative through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) each Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing by such Borrower to such Lender, together with interest accrued thereon, unless Borrower Representative on behalf of such Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans.

(d) Within thirty (30) days after receipt by Borrower Representative of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Sections 1.15(a), 1.16(a) or 1.16(b), Borrower Representative may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default has occurred and is continuing, Borrower Representative, with the consent of Agent, may obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent. If Borrowers obtain a Replacement Lender within ninety (90) days following notice of their intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale and such assignment shall not require the payment of an assignment fee to Agent; provided, that Borrowers shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, Borrowers shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of Borrowers’ notice of intention to replace such Affected Lender. Furthermore, if Borrowers give a notice of intention to replace and do not so replace such Affected Lender within ninety (90) days thereafter, Borrowers’ rights under this Section 1.16(d) with respect to the specific instance that gave rise to such notice shall terminate with respect to such Affected Lender and Borrowers shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.15(a), 1.16(a) and 1.16(b).

1.17. Single Loan. All Loans to each Borrower and all of the other Obligations of each Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of that Borrower secured, until the Termination Date, by all of the Collateral.

1.18. Agreement to Amend and Restate. On the Closing Date, subject to the terms and conditions specified herein, the Borrowers, the Lenders and the Agent agree (i) to amend and restate the Existing Credit Agreement as provided herein and (ii) that the obligations existing thereunder shall be Obligations hereunder.

2.	CONDITIONS PRECEDENT

2.1. Conditions to the Initial Loans. No Lender shall be obligated to make any Loan or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Agent, or waived in writing by Agent:

(a) Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrowers, each other Credit Party, Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex D, each in form and substance reasonably satisfactory to Agent.

(b) Approvals. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

(c) Opening Adjusted Excess Availability. The Eligible Accounts and Eligible Inventory supporting the initial Tranche A Revolving Credit Advance, the Tranche B Revolving Credit Advance and the initial Letter of Credit Obligations incurred and the amount of the Reserves to be established on the Closing Date shall be sufficient in value, as reasonably determined by Agent, to provide Borrowers, collectively, with Adjusted Excess Availability, after giving effect to the initial Tranche A Revolving Credit Advance and Tranche B Revolving Credit Advance made to each Borrower, the incurrence of any initial Letter of Credit Obligations and the consummation of the Related Transactions (on a pro forma basis, with trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales and without deterioration of working capital) of at least $50,000,000.

(d) Payment of Fees. Borrowers shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the Fees specified in the GE Capital Fee Letter), and shall have reimbursed Agent and Lead Arranger for all fees, costs and expenses of closing presented as of the Closing Date.

(e) Consummation of Related Transactions. Agent shall have received fully executed copies of the Acquisition Agreement and final and complete copies of each of the other Related Transactions Documents, each of which shall be in full force and effect. The Acquisition and the other Related Transactions shall have been consummated in all material respects in accordance with the terms of the Acquisition Agreement and the other Related Transactions Documents but for the payment of the cash purchase price payable on the Closing Date pursuant to the Acquisition Agreement.

2.2. Further Conditions to Each Loan. Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Advance, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

(a) (i) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect as of such date as determined by Agent or Requisite Lenders, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement and (ii) Agent or Requisite Lenders have determined not to make such Advance, convert or continue any Loan as LIBOR Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect; provided, however, that, with respect to the Loans and Letter of Credit Obligations incurred on the Closing Date, each reference to a “Material Adverse Effect” in any representation or warranty shall be deemed to refer to a “Closing Material Adverse Effect”;

(b) (i) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), and (ii) Agent or Requisite Lenders shall have determined not to make any Advance, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation as a result of that Default or Event of Default; or

(c) after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), the outstanding principal amount of the aggregate Tranche A Revolving Loan and Tranche B Revolving Loan would exceed the lesser of (i) the Aggregate Borrowing Base and (ii) the sum of the Tranche A Maximum Amount and the Tranche B Maximum Amount, in each case, less the then outstanding principal amount of the Swing Line Loan.

The request and acceptance by any Borrower of the proceeds of any Advance, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a LIBOR Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrowers that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrowers of the cross-guaranty provisions set forth in Section 12 and of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

3.	REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loans and to incur Letter of Credit Obligations, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement. In the case of Borrowers, the representations shall be deemed to apply to Borrowers and, to the knowledge of the Borrowers, the Acquired Business.

3.1. Corporate Existence; Compliance with Law. Each Credit Party (a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth in Disclosure Schedule (3.1); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses or liabilities which could reasonably be expected to have a Material Adverse Effect; (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted or proposed to be conducted; (d) subject to specific representations regarding Environmental Laws, has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except where the failure to have obtained any such license, permit, consent or approval or give any such notice individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Effect; (e) is in compliance with its charter and bylaws or partnership or operating agreement, as applicable; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws (it being understood that no representation or warranty is intended to be given herein with respect to laws covered by such specific representations), is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.2. Executive Offices, Collateral Locations, FEIN. As of the Closing Date, each Credit Party’s name as it appears in official filings in its state of incorporation or organization, state of incorporation or organization, organization type, organization number, if any, issued by its state incorporation or organization, and the current location of each Credit Party’s chief executive office and the warehouses and premises at which any Collateral is located are set forth in Disclosure Schedule (3.2), none of such locations has changed within the four (4) months preceding the Closing Date (other than as a result of the purchase of the Acquired Business) and each Credit Party has only one state of incorporation or organization. In addition, Disclosure Schedule (3.2) lists the federal employer identification number of each Credit Party.

3.3. Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Credit Party’s power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Credit Party’s charter, bylaws or partnership or operating agreement as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Credit Party is a party or by which such Credit Party or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Credit Party other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with prior to the Closing Date. Each of the Loan Documents shall be duly executed and delivered by each Credit Party that is a party thereto and each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms.

3.4. Financial Statements and Projections. Except for the Projections, all Financial Statements concerning Parent and its Subsidiaries that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

(a) Financial Statements. The following Financial Statements attached hereto as Disclosure Schedule (3.4(a)) have been delivered on the date hereof:

(i) The audited consolidated and unaudited consolidating balance sheets at February 3, 2007 and January 28, 2006 and the related statements of operations, statements of stockholders’ equity and cash flows of Parent and Borrowers for the Fiscal Years then ended, certified by Deloitte & Touche LLP (other than with respect to any consolidating financial statements).

(ii) The unaudited consolidated balance sheet(s) at August 4, 2007 and the related statement(s) of operations and cash flows of Borrowers for the two Fiscal Quarters then ended.

(b) Projections. The Projections delivered on September 26, 2007 and attached hereto as Disclosure Schedule (3.4(b)) have been prepared by Borrowers in light of the past operations of their businesses, and reflect projections for the five year period beginning November 3, 2007 on a month-by-month basis for the first year and on a year-by-year basis thereafter. The Projections are based upon the same accounting principles as those used in the preparation of the financial statements described above and the estimates and assumptions stated therein, all of which Borrowers believe to be reasonable and fair in light of current conditions and current facts known to Borrowers and, as of the Closing Date, reflect Borrowers’ good faith and reasonable estimates of the future financial performance of Borrowers for the period set forth therein. The Projections are not a guaranty of future performance, and actual results may differ from the Projections.

3.5. Material Adverse Effect. Between February 3, 2007 and the Closing Date: (a) no Credit Party has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party’s assets and no law or regulation applicable to any Credit Party has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Credit Party is in default and to the best of Borrowers’ knowledge no third party is in default under any material contract, lease or other agreement or instrument, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Since February 3, 2007 no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

3.6. Ownership of Property; Liens. As of the Closing Date, the real estate (“Real Estate”) listed in Disclosure Schedule (3.6) constitutes all of the real property owned, leased, subleased, or used by any Credit Party. Each Credit Party owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on Disclosure Schedule (3.6), and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been delivered or made available to Agent. Disclosure Schedule (3.6) further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date. Each Credit Party also has good title to, or valid leasehold interests in, all of its personal property and assets. As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances and Liens in favor of the Agent or the Lenders, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances. Each Credit Party has received all material deeds, assignments, waivers, consents, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party’s right, title and interest in and to all such Real Estate and other properties and assets. Disclosure Schedule (3.6) also describes any purchase options, rights of first refusal to purchase or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, no portion of any Credit Party’s Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

3.7. Labor Matters. Except as set forth on Disclosure Schedule 3.7, as of the Closing Date except as could not reasonably be expected to have a Material Adverse Effect (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party’s knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) no Credit Party is a party to or bound by any collective bargaining agreement, (and true and complete copies of any agreements described on Disclosure Schedule (3.7) have been delivered to Agent); (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party’s knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) there are no complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.

3.8. Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Disclosure Schedule (3.8), as of the Closing Date, no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Credit Party is owned by each of the Stockholders and in the amounts set forth in Disclosure Schedule (3.8). Except as set forth in Disclosure Schedule (3.8), as of the Closing Date, there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness and Guaranteed Indebtedness of each Credit Party as of the Closing Date (except for the Obligations) is described in Section 6.3 (including Disclosure Schedule (6.3)).

3.9. Government Regulation. No Credit Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940. No Credit Party is subject to regulation under any federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrowers, the incurrence of the Letter of Credit Obligations on behalf of Borrowers, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

3.10. Margin Regulations. No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). No Credit Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. No Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

3.11. Taxes. All Federal income tax and all other material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority, and all Charges shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof excluding Charges or other amounts being contested in good faith and with respect to which reserves are maintained on the books of such Credit Party in accordance with GAAP or unless the failure to so file or pay would not reasonably be expected to result in fines, penalties or interest in excess of $1,000,000 in the aggregate. Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which any Credit Party’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority, and any assessments or written notice of proposed assessment in connection with such audit, or otherwise currently outstanding. Except as described in Disclosure Schedule (3.11), as of the Closing Date, no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Credit Parties are liable for any Charges: (a) under any tax sharing agreement other than the Tax Allocation Agreement or (b) to each Credit Party’s knowledge, as a transferee.

3.12. ERISA.

(a) Disclosure Schedule (3.12) lists, as of the Closing Date, (i) all ERISA Affiliates and (ii) all Plans. Copies of all such listed Plans, together with a copy of the latest form IRS/DOL 5500-series, as applicable, for each such Plan, have been delivered or made available to Agent. Except with respect to Multiemployer Plans, each Qualified Plan has received a determination letter from the IRS to such Plan's qualified status under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501(a) of the IRC, and nothing has occurred that could reasonably be expected to cause the loss of such qualification or tax-exempt status. Each Plan (excluding any Multiemployer Plan) is in compliance in all material respects with the applicable provisions of ERISA, the IRC and its terms, including the timely filing of all reports required under the IRC or ERISA. Neither any Credit Party nor ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. No “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, has occurred with respect to any Plan (excluding any Multiemployer Plan), that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b) Except as set forth in Disclosure Schedule (3.12): (i) no Title IV Plan has any material Unfunded Pension Liability; (ii) no ERISA Event has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened material claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan (excluding any Multiemployer Plan); (iv) no Credit Party or ERISA Affiliate has incurred or could reasonably be expected to incur any material liability as a result of a complete or partial withdrawal from a Multiemployer Plan; and (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Title IV Plan of any Credit Party or any ERISA Affiliate (determined at any time within the last five years) with material Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate (determined at such time).

3.13. No Litigation. As of the Closing Date, no action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) that challenges any Credit Party’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Disclosure Schedule (3.13), as of the Closing Date there is no Litigation pending or, to any Credit Party’s knowledge, threatened, that seeks damages in excess of $1,000,000 or injunctive relief against, or alleges criminal misconduct of, any Credit Party.

3.14. Brokers. Except as set forth on Disclosure Schedule 3.14, no broker or finder brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

3.15. Intellectual Property. As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now conducted by it or presently proposed to be conducted by it, and each material Patent, Trademark, Copyright and License is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.15). Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person except as could not reasonably be expected to result in a Material Adverse Effect. Except as set forth in Disclosure Schedule (3.15), no Credit Party has knowledge of any material infringement claim by any other Person with respect to any Intellectual Property.

3.16. Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, Financial Statements or Collateral Reports or other written reports from time to time prepared by any Credit Party and delivered hereunder or any written statement prepared by any Credit Party and furnished by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement or in connection with the transactions contemplated hereby, (other than Projections) the Agent’s due diligence investigation or the negotiation and drafting of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Projections from time to time delivered hereunder are or will be based upon the estimates and assumptions stated therein, all of which Borrowers believed at the time of delivery to be reasonable and fair in light of current conditions and current facts known to Borrowers as of such delivery date, and reflect Borrowers’ good faith and reasonable estimates of the future financial performance of Borrowers and of the other information projected therein for the period set forth therein. Such Projections are not a guaranty of future performance and actual results may differ from those set forth in such Projections. The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances.

3.17. Environmental Matters.

(a) Except as set forth in Disclosure Schedule (3.17), as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate and that would not result in Environmental Liabilities that could reasonably be expected to exceed $1,000,000; (ii) no Credit Party has caused or suffered to occur any material Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, except for any such Release that would not result in Environmental Liabilities which could reasonably be expected to exceed $1,000,000; (iii) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to exceed $1,000,000; (iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $1,000,000, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party which could reasonably be expected to exceed $1,000,000; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $1,000,000or injunctive relief against, or that alleges criminal misconduct by, any Credit Party; (vii) no notice has been received by any Credit Party identifying it as a “potentially responsible party” under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (viii) the Credit Parties have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Credit Party and in the Credit Parties’ custody, possession and control.

(b) Each Credit Party hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or any Credit Party’s affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party’s conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

3.18. Insurance. Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

3.19. Deposit and Disbursement Accounts. Disclosure Schedule (3.19) lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.20. Government Contracts. Except as set forth in Disclosure Schedule (3.20), as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

3.21. Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in: the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of such Credit Party; or the business relationship of any Credit Party with any supplier essential to its operations.

3.22. Consignor Letters. Disclosure Schedule (3.22) sets forth all the Consignor Letters executed by consignors of “consigned” or “memo” inventory of the Borrowers that are in effect as of the Closing Date.

3.23. Solvency. Both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or incurred on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower Representative; (c) the Acquisition and the consummation of the other Related Transactions; and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Borrower is and will be Solvent.

3.24. Acquisition Agreement. As of the Closing Date, Borrowers have delivered to Agent a complete and correct copy of the Acquisition Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). No Credit Party and no other Person party thereto is in default in any material respect in the performance or compliance with any provisions thereof. The Acquisition Agreement complies in all material respects with, and the Acquisition has been consummated in accordance with, all applicable laws. The Acquisition Agreement is in full force and effect as of the Closing Date and has not been terminated, rescinded or withdrawn. All requisite approvals by Governmental Authorities having jurisdiction over Seller, any Credit Party and other Persons referenced therein with respect to the transactions contemplated by the Acquisition Agreement have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by the Acquisition Agreement or to the conduct by any Credit Party of its business thereafter. To the best of each Credit Party’s knowledge, none of the Seller’s representations or warranties in the Acquisition Agreement contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading. Each of the representations and warranties given by each applicable Credit Party in the Acquisition Agreement is true and correct in all material respects.

3.25. License Agreements. Disclosure Schedule (3.25) sets forth all the License Agreements of Borrowers, and each of the License Agreements listed thereon is in full force and effect (or has been approved in writing (which approval has not been rescinded in writing) as an acceptable arrangement by the Agent), and except as disclosed by the Borrowers in writing to the Agent from time to time, the Borrowers are in compliance with the material terms thereof and there exists no default on the part of the Borrowers under any of the License Agreements.

3.26. Material Contracts. Disclosure Schedule (3.26) sets forth all the contracts, agreements and documents (other than those set forth on any other Disclosure Schedule hereto or constituting an Exhibit hereto) that materially affect or relate to the business or operations of the Parent and its Subsidiaries.

3.27. Unwritten Agreements. Neither the Borrowers nor any of their Subsidiaries is party to any arrangement which, if approved by the Agent would constitute a License Agreement or Consignment Agreement and which is not evidenced by a written agreement other than those previously disclosed to the Agent.

3.28. UCC Financing Statements. Any documents (including, without limitation, financing statements) required to be filed (if any) in order to create in favor of the Agent for the benefit of the Lenders, a perfected security interest in the Collateral with respect to which a security interest may be perfected by a filing under the Code have been duly executed (if required) and delivered by the Borrowers on or prior to the Closing Date and have been or will be (immediately after the Closing Date) properly filed in each jurisdiction required in order to create in favor of the Agent for the benefit of the Lenders a perfected Lien on the Collateral immediately following the Closing Date.

4.	FINANCIAL STATEMENTS AND INFORMATION

4.1. Reports and Notices.

(a) Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

(b) Each Credit Party executing this Agreement hereby agrees that, from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the various Collateral Reports (including Borrowing Base Certificates in the form of Exhibit 4.1(b)) at the times, to the Persons and in the manner set forth in Annex F.

4.2. Communication with Accountants. Each Credit Party executing this Agreement authorizes (a) Agent and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants, including Eisner LLP, and authorizes and shall instruct those accountants and advisors to communicate to Agent and each Lender information relating to any Credit Party with respect to the business, results of operations and financial condition of any Credit Party.

5.	AFFIRMATIVE COVENANTS

Each Credit Party executing this Credit Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

5.1. Maintenance of Existence and Conduct of Business. Each Credit Party shall: except as otherwise expressly permitted hereunder, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its material rights and franchises; do or cause to be done all things necessary to comply with, preserve and keep in full force and effect all material agreements, licenses, permits, consents and approvals necessary to the operation and conduct of its business; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with prudent business practices; and transact business only in such corporate and trade names as are set forth in Disclosure Schedule (5.1).

5.2. Payment of Charges.

(a) Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen or bailees, in each case, before any thereof shall become past due, except in the case of clauses (ii) and (iii) where the failure to pay or discharge such Charges would not result in aggregate liabilities in excess of $1,000,000.

(b) Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges; (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest; and (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met.

5.3. Books and Records; Reserves.

(a) Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule (3.4(a)).

(b) Each Credit Party shall by means of appropriate entries, reflect in its accounts and in all financial statements furnished pursuant to Sections 3.4 and 4.1 hereof proper liabilities and reserves for all taxes and proper provision for depreciation and amortization or its properties and bad debts, all in accordance with GAAP.

5.4. Insurance; Damage to or Destruction of Collateral.

(a) The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Disclosure Schedule (3.18) as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to Agent. Such policies of insurance (or the loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide thirty (30) days prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay all premiums relating thereto, Agent may upon prior notice to Borrower Representative, at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable. Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party’s failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrowers to Agent and shall be additional Obligations hereunder secured by the Collateral.

(b) Agent reserves the right at any time upon any adverse change in any Credit Party’s risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Agent’s reasonable credit judgment, adequately protect both Agent’s and Lenders’ interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry. If reasonably requested by Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker, reasonably satisfactory to Agent, with respect to its insurance policies.

(c) Each Credit Party and their respective Subsidiaries shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to (i) all “All Risk” and business interruption insurance naming Agent, on behalf of itself and Lenders, as loss payee, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured. Each Credit Party and their respective Subsidiaries irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Default or Event of Default has occurred and is continuing, as such Credit Party’s or such Subsidiary’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of such Credit Party or Subsidiary on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Borrower Representative shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more, whether or not covered by insurance. After deducting from such proceeds (i) the expenses incurred by Agent in the collection or handling thereof, and (ii) amounts required to be paid to creditors (other than Lenders) having Permitted Encumbrances, Agent may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.3(c); provided that in the case of insurance proceeds pertaining to any Credit Party that is not a Borrower, such insurance proceeds shall be applied ratably to all of the Loans owing by each Borrower, or permit or require the applicable Credit Party or Subsidiary to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $5,000,000 in the aggregate, Agent shall permit the applicable Credit Party or Subsidiary to replace, restore, repair or rebuild the property; provided that if such Credit Party or Subsidiary shall not have completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within 180 days of such casualty, Agent may apply such insurance proceeds to the Obligations in accordance with Section 1.3(c); provided, further, that in the case of insurance proceeds pertaining to any Credit Party that is not a Borrower, such insurance proceeds shall be applied ratably to all of the Loans owing by each Borrower. All insurance proceeds that are to be made available to any Borrower to replace, repair, restore or rebuild the Collateral shall be applied by Agent to reduce the outstanding principal balance of the Tranche A Revolving Loan of such Borrower (which application shall not result in a permanent reduction of the Tranche A Revolving Loan Commitment) and upon such application, Agent shall establish a Reserve against the Tranche A Borrowing Base in an amount equal to the amount of such proceeds so applied. All insurance proceeds made available to any Credit Party that is not a Borrower to replace, repair, restore or rebuild Collateral shall be deposited in a cash collateral account. Thereafter, such funds shall be made available to that Borrower or Credit Party to provide funds to replace, repair, restore or rebuild the Collateral as follows: (i) Borrower Representative shall request a Tranche A Revolving Credit Advance or a release from the cash collateral account be made to such Borrower or Credit Party in the amount requested to be released; (ii) so long as the conditions set forth in Section 2.2 have been met, Tranche A Revolving Lenders shall make such Tranche A Revolving Credit Advance or Agent shall release funds from the cash collateral account; and (iii) in the case of insurance proceeds applied against the Tranche A Revolving Loan, the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Tranche A Revolving Credit Advance. To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with Section 1.3(c); provided that in the case of insurance proceeds pertaining to any Credit Party that is not a Borrower, such insurance proceeds shall be applied ratably to all of the Loans owing by each Borrower.

5.5. Compliance with Laws. Each Credit Party shall comply with all federal, state, local and foreign laws and regulations applicable to it, including those relating to ERISA, labor laws, and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.6. Supplemental Disclosure. From time to time as may be reasonably requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of an Event of Default) or at Credit Parties’ election, the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

5.7. Intellectual Property. Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person and shall comply with the terms of its Licenses except to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.8. Environmental Matters. Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply in all material respects with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Agent promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $500,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $500,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate and in each case that is reasonably likely to result in Environmental Liabilities in excess of $500,000, then the applicable Credit Party shall, upon Agent’s written request (i) cause the performance of such environmental audits regarding the matters which are the subject of such violations or Environmental Liabilities, including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrowers’ expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to the applicable Real Estate for the purpose of conducting such environmental audits and testing described in the immediately preceding clause (i). Borrowers shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

5.9. Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases. Each Credit Party shall use good faith efforts to obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent; provided that the Borrowers shall have ninety (90) days from the Closing Dated to deliver such executed third party agreements to the Agent with respect to any location relating to the Acquired Business. With respect to such locations or warehouse space leased or owned as of the Closing Date and thereafter, if Agent has not received a landlord or mortgagee agreement or bailee letter as of the Closing Date (or, if later, as of the date such location is acquired or leased), any Borrower’s Eligible Inventory at that location shall, in Agent’s discretion, be excluded from the Tranche A Borrowing Base and Tranche B Borrowing Base or be subject to such Reserves as may be established by Agent in its reasonable credit judgment; provided that if the Agent chooses to exclude any Borrower’s Eligible Inventory from the Tranche A Borrowing Base and the Tranche B Borrowing Base or subject such to Borrower’s Eligible Inventory to Reserves, any landlord or mortgagee agreement or bailee letter relating to such location or warehouse space holding that portion of the Borrower’s Eligible Inventory shall no longer be required. After the Closing Date, no real property or warehouse space shall be leased by any Credit Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date without the prior written consent of Agent (which consent, in Agent’s discretion, may be conditioned upon the exclusion from the Tranche A Borrowing Base and Tranche B Borrowing Base of Eligible Inventory at that location or the establishment of Reserves acceptable to Agent) or, unless and until a reasonably satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location. Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located. To the extent otherwise permitted hereunder, if any Credit Party proposes to acquire a fee ownership interest in Real Estate after the Closing Date, it shall first provide to Agent a mortgage or deed of trust granting Agent a first priority Lien on such Real Estate, together with environmental audits, mortgage title insurance commitment, real property survey, local counsel opinion(s), and, if required by Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent.

5.10. Further Assurances. Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party’s expense and upon the reasonable request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement and each Loan Document.

5.11. Consignment Agreements.

(a) Subject to the terms of clause (b) below, Borrowers shall deliver to the Agent Consignor Letters duly executed by consignors of “consigned” or “memo” inventory (pursuant to any written consignment agreement or otherwise) representing at least ninety percent (90%) of the “memo” or “consigned” inventory (based on book value) of such Borrowers and at no time following the Closing Date shall any Borrowers suffer or permit more than ten percent (10%) of their aggregate “memo” or “consigned” inventory (based on book value) to be on consignment from consignors who have not executed and delivered to the Agent Consignor Letters. Each Borrower further agrees to use its best efforts to deliver to the Agent Consignor Letters from each of its consignors of “memo” or “consigned” inventory and each Borrower further agrees that it shall not from and after the Closing Date enter into any consignment agreement or arrangement with any consignor who has not delivered to the Agent a Consignor Letter.

(b) Within ninety (90) days following the Closing Date, Borrower Representative shall deliver such Consignor Letters set forth in clause (a) above to the Agent with respect to Consignment Inventory of the Acquired Business.

5.12. License Agreements.

(a) If an Event of Default occurs and is continuing, Borrowers shall, upon the request of the Agent, use their best efforts to grant to the Agent for the benefit of the Agent and the Lenders pursuant to security agreements and/or collateral assignments each in form and substance satisfactory to the Agent, a valid, perfected and enforceable first priority Lien on all right, title and interest of the applicable Borrower in, to and under all Unapproved License Agreements and License Agreements as to which the Agent shall have not heretofore received such a valid, perfected and enforceable first priority Lien (together with any legal opinions reasonably requested by the Agent as to the validity, enforceability and perfection of such Liens). In connection therewith, Borrowers shall use their best efforts to obtain all consents of third parties (including, without limitation, any licensor consents) necessary to permit the effective granting of such Liens. In the event such security agreements or collateral assignments (together any legal opinions requested by the Agent and third party consents deemed necessary by the Agent to permit the granting of such Liens) are not delivered to the Agent within 45 days after the Agent’s request therefor and the Agent has not otherwise received a valid, perfected and enforceable first priority security interest in such Unapproved License Agreements and License Agreements, such failure on the part of any Credit Party shall constitute an Event of Default hereunder in addition to any other Default or Event of Default existing at such time.

(b) The Borrowers shall (i) promptly upon entering into any Unapproved License Agreement or License Agreement, or any amendment to any Unapproved License Agreement or License Agreement, provide the Agent with a written description thereof or, if requested, copies of same (or, if such Unapproved License Agreement, License Agreement or amendment is not in writing, a written description thereof), it being understood that the Borrowers shall not need the approval of the Agent or any Lender to enter into, amend or terminate any Unapproved License Agreement or License Agreement, (ii) promptly upon entering into any Unapproved License Agreement or License Agreement after the Closing Date, provide to the Agent an internally generated projection of gross revenues for any such Unapproved License Agreement or License Agreement for the twelve month period following the first date of operation under such Unapproved License Agreement or License Agreement, (iii) provide the Agent with written notice upon receiving notice or having knowledge that a License Agreement shall not be renewed, (iv) comply in all material respects with all Unapproved License Agreements or License Agreements now existing or hereafter entered into by it (including, without limitation, those License Agreements listed on Disclosure Schedule 3.25 hereof) and (v) provide the Agent with written notice of any default under any Unapproved License Agreement or License Agreement immediately upon becoming aware of any default thereunder and of any termination of any Unapproved License Agreement or License Agreement.

6.	NEGATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the Termination Date:

6.1. Mergers, Subsidiaries, Etc. No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, or (b) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person, except that a wholly-owned direct or indirect Domestic Subsidiary of a Borrower may merge (i) with such Borrower so long as such Borrower is the sole survivor of any such merger; provided, that in the case of any merger to which Finlay is a party, Finlay shall be the sole survivor of any such merger or (ii) with another wholly-owned direct or indirect Domestic Subsidiary of such Borrower. Notwithstanding the foregoing, any Borrower may acquire all or substantially all of the assets or Stock of any Person (the “Target”) (in each case, a “Permitted Acquisition”) subject to the satisfaction of each of the following conditions:

(i) Agent shall receive at least ten (10) Business Days’ prior written notice of such proposed Permitted Acquisition, which notice shall include such information with respect thereto as Agent may reasonably request, including (i) the proposed date and the amount of the acquisition, (ii) a list and description of the assets or Stock to be acquired, (iii) the total purchase price for the assets to be purchased (and the terms of the payment of such purchase price), (iv) a summary of the due diligence undertaken by such Borrower in connection with such acquisition, and (v) appropriate financial statements of Target;

(ii) such Permitted Acquisition shall only involve assets located in the United States or Canada and comprising a business, or those assets of a business, of the type engaged in by Borrowers as of the Closing Date, and which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrowers prior to such Permitted Acquisition;

(iii) such Permitted Acquisition shall be consensual and shall have been approved by the Target’s board of directors;

(iv) no additional Indebtedness, Guaranteed Indebtedness, contingent obligations (excluding contingent obligations arising as a result of a purchase price adjustment or “earn-out” or similar provision) or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of Borrowers and Target after giving effect to such Permitted Acquisition, except (A) Loans made hereunder and (B) ordinary course trade payables, accrued expenses and unsecured Indebtedness of the Target to the extent no Default or Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition;

(v) the sum of all amounts payable in connection with all Permitted Acquisitions consummated after the Closing Date (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of Borrowers and Target) shall not exceed $50,000,000 and the portion thereof allocable to goodwill and intangible assets for all such Permitted Acquisitions during the term hereof shall not exceed $25,000,000;

(vi) the Target shall not have incurred an operating loss for the trailing twelve-month period preceding the date of the Permitted Acquisition, as determined based upon the Target’s financial statements for its most recently completed fiscal year and its most recent interim financial period completed within sixty (60) days prior to the date of consummation of such Permitted Acquisition;

(vii) the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);

(viii) at or prior to the closing of any Permitted Acquisition, Agent will be granted a first priority perfected Lien (subject to Permitted Encumbrances) in all assets acquired pursuant thereto or in the assets and Stock of the Target, and Parent and Borrowers and the Target shall have executed such documents and taken such actions as may be reasonably required by Agent in connection therewith;

(ix) Concurrently with delivery of the notice referred to in clause (i) above, Borrowers shall have delivered to Agent, in form and substance reasonably satisfactory to Agent:

(A) a pro forma consolidated balance sheet, income statement and cash flow statement of Parent and its Subsidiaries (the “Acquisition Pro Forma”), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Parent and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Loans (if any) in connection therewith, and such Acquisition Pro Forma shall reflect that (x) average daily Borrowing Availability of all Borrowers for the 90-day period preceding the consummation of such Permitted Acquisition would have exceeded $90,000,000 on a pro forma basis (after giving effect to such Permitted Acquisition and all Loans (if any) funded in connection therewith as if made on the first day of such period) and the Acquisition Projections (as hereinafter defined) shall reflect that such Borrowing Availability of $90,000,000 shall continue for at least ninety (90) days after the consummation of such Permitted Acquisition, and (y) on a pro forma basis, no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition and Borrowers would have been in compliance with the financial covenants set forth in Annex G for the four quarter period most recently ended prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans (if any) funded in connection therewith as if made on the first day of such period);

(B) updated versions of the most recently delivered Projections covering the 1-year period commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with the Projections (the “Acquisition Projections”) and based upon historical financial data of a recent date reasonably satisfactory to Agent, taking into account such Permitted Acquisition; and

(C) a certificate of the chief financial officer of each Borrower to the effect that: (w) each Borrower will be Solvent upon the consummation of the Permitted Acquisition; (x) the Acquisition Pro Forma fairly presents the financial condition of Parent and Borrowers (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; (y) the Acquisition Projections are reasonable estimates of the future financial performance of Borrowers subsequent to the date thereof based upon the historical performance of Borrowers and the Target and show that Borrowers shall continue to be in compliance with the financial covenants set forth in Annex G for the 3-year period thereafter; and (z) Borrowers have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to Agent and Lenders;

(x) on or prior to the date of such Permitted Acquisition, Agent shall have received, in form and substance reasonably satisfactory to Agent, copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Agent including those specified in the last sentence of Section 5.9; and

(xi) at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing.

Notwithstanding the foregoing, the Accounts and Inventory of the Target shall not be included in Eligible Accounts and Eligible Inventory without the prior written consent of Agent.

6.2. Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 6, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise (each of the foregoing an “Investment”), except that:

(a) Borrowers may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to any Borrower pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business consistent with past priorities;

(b) each Credit Party may maintain its existing investments in its Subsidiaries as of the Closing Date;

(c) so long as no Default or Event of Default has occurred and is continuing, Borrowers may make investments, subject to Control Letters in favor of Agent for the benefit of Lenders or otherwise subject to a perfected security interest in favor of Agent for the benefit of Lenders, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”), (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with A Rated Banks and (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above;

(d) Borrowers may make investments representing stock or obligations issued to the Parent or any of its Subsidiaries in settlement of claims against any other Person by reason of a composition or readjustment of debt or a reorganization of any debtor of the Parent or such Subsidiary;

(e) Investments representing the Indebtedness of any Person owing as a result of the sale by Finlay or any of its Subsidiaries in the ordinary course of business of products or services (on customary trade terms);

(f) Investments in the Stock of any Subsidiary existing on the Closing Date or any new Subsidiary created with the prior written consent of the Requisite Lenders, but not any additional Investments therein other than additional Investments approved in writing by the Requisite Lenders and increases in Investments solely by reason of increases in the retained earnings of such Subsidiary; provided, that notwithstanding anything to the contrary contained in the foregoing, Carlyle may make capital contributions to Park Promenade, and Finlay may make capital contributions to Congress, from time to time as Borrowers shall determine are appropriate and desirable in the operation of the business conducted by the Carlyle Credit Parties or the Finlay Credit Parties, as applicable, including for the purposes of providing for the repayment of any intercompany loans and advances owing from Park Promenade to Carlyle or Congress to Finlay or to provide Park Promenade or Congress with access to and the benefit of any Tranche A Revolving Loans and Tranche B Revolving Loans made to Carlyle or Finlay, as applicable, on the basis of Inventory owned by Park Promenade or Congress, as applicable.

(g) the Guaranties;

(h) Investments outstanding on the date hereof and described on Disclosure Schedule (6.2), but not any additional Investments therein (other than additional investments required to be made and described on Disclosure Schedule (6.2) (including, without limitation, additional investments in connection with the Congress Acquisition));

(i) Investments represented by the Blocked Accounts and the other bank accounts, if any, permitted hereunder;

(j) Investments by any Borrower with respect to its officers, directors or employees not to exceed $500,000 in the aggregate outstanding at any time, plus (i) advances to employees for travel and entertainment in the ordinary course of business, (ii) advances to employees for relocation expenses not to exceed $1,000,000 in the aggregate at any one time outstanding, and (iii) advances to employees in respect of bonuses actually earned by such employees so long as such bonuses were actually earned by such employees and that at the time of each such advance or advances no Default or Event of Default was continuing and (iv) the “split-dollar” life insurance benefits/arrangement provided for under the Carlyle Executive Employment Agreements; provided, in each case, that such Investments do not violate the Sarbanes-Oxley Act of 2002;

(k) payments required pursuant to the Tax Allocation Agreement;

(l) advances to consignment vendors in the ordinary course of business consistent with past practices (net of interim sales of such vendor’s consigned inventory) not to exceed $25,000,000 outstanding at any one time, provided, that (i) the amount of such advances made to any one Person and its Affiliates does not exceed (x) $10,000,000 (net of interim sales of such vendor’s consigned inventory) at any time outstanding and (y) the amount outstanding at any time will not exceed 50% of the book value at such time of such Person’s (or Affiliate’s) “memo” or “consigned” inventory as shown on the Borrower’s books or computer records, (ii) within thirty (30) days following the end of each month, at Agent’s request, the Borrowers shall deliver to the Agent a detailed schedule showing all outstanding advances under this Section 6.2(l) in form and content satisfactory to the Agent and (iii) the Borrowers shall put in place a system reasonably satisfactory to the Agent to set appropriate credit limits, track its credit experience and obtain financial information from Persons to whom advances are made under this Section 6.2(l).

(m) Investments constituting Initial License Expense or advance payments of rent or security deposits made under any real estate lease for any Independent Retail Store not exceeding $1,500,000 in the aggregate in any Fiscal Year of the Parent.

(n) Investments as a result of any transaction pursuant to Section 6.13 hereof;

(o) Investments of the Borrowers as a result of any Hedge Agreement which is not speculative in nature, which is designed to hedge against fluctuations in the price of gold and which is in the ordinary course of business in keeping with the Borrowers’ past practices;

(p) Investments of the Borrowers as a result of any other Hedge Agreement which is not prohibited under the terms of this Agreement;

(q) guarantees by any Finlay Credit Party of any obligations of any other Finlay Credit Party and guarantees by any Carlyle Credit Party of any obligations of any other Carlyle Credit Party, so long as, in either such case, the obligations of the other Finlay Credit Party or Carlyle Credit Party, as applicable, are otherwise permitted hereunder;

(r) guarantees by Finlay and/or Parent of any of the rental obligations of any Credit Party under any real estate lease for any Independent Retail Store, so long as such rental obligations are permitted under Section 6.18 below.

(s) guaranties by the Carlyle Credit Parties of the Senior Notes to the extent required under the Senior Note Indenture; and

(t) Permitted Acquisitions.

6.3. Indebtedness.

(a) No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication):

(i) Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 6.7(c),

(ii) the Loans and the other Obligations,

(iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law,

(iv) existing Indebtedness described in Disclosure Schedule (6.3) and refinancings thereof or amendments or modifications thereto that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Credit Party, Agent or any Lender, as reasonably determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified,

(v) Indebtedness specifically permitted under Section 6.1,

(vi) hedging obligations under swaps, caps and collar arrangements arranged by GE Capital or provided by any Lender or an Affiliate of a Lender entered into for the sole purpose of hedging against fluctuations in the price of gold and which is in the normal course of business and consistent with industry practices,

(vii) hedging obligations under swaps, caps and collar arrangements arranged by GE Capital or provided by any Lender or an Affiliate of a Lender entered into for the sole purpose of hedging against fluctuations in interest rates,

(viii) Indebtedness consisting of intercompany loans and advances made by any Credit Party to any other Credit Party (other than Parent); provided, that: (A) each Credit Party shall have executed and delivered to each other Credit Party, on the Closing Date, a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by such Credit Party to such other Credit Parties which Intercompany Notes shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral security for the Obligations; (B) each Credit Party shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agent; (C) the obligations of each Credit Party under any such Intercompany Notes shall be subordinated to the Obligations of such Credit Party hereunder in a manner reasonably satisfactory to Agent; (D) at the time any such intercompany loan or advance is made by any Credit Party to any other Credit Party and after giving effect thereto, each such Credit Party shall be Solvent; and (E) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan,

(ix) Indebtedness of Finlay evidenced by the Senior Notes,

(x) Indebtedness of Finlay and Parent arising under the Tax Allocation Agreement,

(xi) Indebtedness of Finlay or any Subsidiary thereof to lessors or licensors of store locations with respect to Inventory purchased from such lessors or licensors not to exceed $2,000,000 in the aggregate outstanding at any time,

(xii) Indebtedness of Finlay or any Subsidiary thereof to lessors or licensors of store locations with respect to fixtures or equipment located at a store location not to exceed $2,000,000 in the aggregate outstanding at any time,

(xiii) Indebtedness of Finlay or any Subsidiary thereof for judgments, attachments, seizures or levies not to exceed $1,000,000 in the aggregate outstanding at any time,

(xiv) subject to Section 6.13 hereof, (A) indebtedness of the Parent under the Shareholders Agreement and Reiner Employment Agreement (or under any option agreement executed pursuant to the Long Term Incentive Plan) and (B) Indebtedness of Carlyle under the Carlyle Executive Employment Agreements,

(xv) current trade Indebtedness owing to Rolex Watch U.S.A., Inc. secured by liens created under the Rolex Security Agreement and subject to the Rolex Intercreditor Agreement or under the Congress Rolex Security Agreements and subject to the Congress Rolex Intercreditor Agreements,

(xvi) Indebtedness, if any, of the Carlyle Credit Parties under the Receivables Purchase Agreements,

(xvii) Indebtedness, if any, of the Carlyle Credit Parties under the Credit Card Services Agreement,

(xviii) the obligation of Finlay to make the Contingent Payment (as defined in the Congress SPA),

(xix) Indebtedness, if any, of Congress under the Congress Credit Card Services Agreement.

(b) No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations; (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or (c); (iii) Indebtedness permitted by Section 6.3(a)(iv) upon any refinancing thereof in accordance with Section 6.3(a)(iv); (iv) Finlay may, from time to time, repurchase, acquire or redeem Senior Notes; provided that such Senior Notes are repurchased at prices deemed favorable by Finlay’s board of directors; provided, further, that the amount of such Senior Notes repurchased under this clause (iv) shall not exceed $25,000,000 in the aggregate; provided, further, that the average daily Borrowing Availability of all Borrowers for the 90-day period preceding the consummation of such repurchase shall have exceeded $130,000,000 and after giving effect to such repurchase, the average daily Borrowing Availability of all Borrowers for the 90-day period following the consummation of such repurchase shall be projected to exceed $130,000,000 (based on projections delivered by Borrowers to Agent and reasonably acceptable to Agent); provided, further, that no Senior Notes may be repurchased under this clause (iv) prior to the date on which Borrowers shall deliver to Agent the annual audited financial statements for the Fiscal Year ending on or about January 31, 2009; (v) any of Borrowers may, from time to time, repay and/or prepay any intercompany Indebtedness outstanding and permitted under Section 6.3(a)(viii), including payments of principal and/or interest, as they may elect in their discretion; (vi) other Indebtedness not in excess of $4,000,000 and (vii) as otherwise permitted in Section 6.13.

6.4. Employee Loans and Affiliate Transactions.

(a) Except as otherwise expressly permitted in this Section 6 with respect to Affiliates (including, without limitation transactions contemplated pursuant to the Tax Allocation Agreement, the Shareholders Agreement, the Registration Rights Agreement, the Stock Purchase Agreement, the Carlyle Executive Employment Agreements, the Trade Name License Agreements the Services Agreement, the Parent’s Restated Certificate of Incorporation, the Indemnification Agreements, the eFinlay Agreements, the Finlay Employment Agreements, the Carlyle Credit Party Management, Services and Allocation Agreements or any Carlyle Intercompany Services and Allocation Agreements, in each case as in effect on the Closing Date or as amended in accordance with its terms and the limitations set forth in Section 6.16, and any Carlyle/Finlay Lease that may exist from time to time), no Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party’s business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Credit Party. In addition, if any such transaction or series of related transactions involves payments in excess of $4,000,000 in the aggregate, the terms of these transactions must be disclosed in advance to Agent. All such transactions existing as of the date hereof are described in Disclosure Schedule (6.4(a)).

(b) Notwithstanding anything to the contrary contained in this Agreement,

(i) at all times from and after the Closing Date, the Subsidiaries of Carlyle may continue to incur and make payments to Carlyle in respect of management and other services provided by Carlyle to its Subsidiaries (and Carlyle may continue to provide such services) and the Subsidiaries of Carlyle may continue to incur obligations and make payments to Carlyle in respect of any interest, tax, expense or similar allocation arrangements among Carlyle and its Subsidiaries pursuant to the unwritten management, services and allocation agreement and practices existing among Carlyle and its Subsidiaries as of the Closing Date consistent with the past practices of Carlyle and its Subsidiaries and/or pursuant to any written agreement(s) entered into by Carlyle and its Subsidiaries after the Closing Date to document and evidence any such unwritten management, services and allocation agreements and practices existing among Carlyle and its Subsidiaries as of the Closing Date (such agreements and practices, whether unwritten as of the Closing Date or subsequently reduced to written agreements, collectively, the “Carlyle Credit Party Management, Services and Allocation Agreements”), provided that, no material term of any such Carlyle Credit Party Management, Services and Allocation Agreements may be changed, amended or modified except in accordance with Section 6.16 below,

(ii) at any time after the Closing Date, Carlyle and/or its Subsidiaries may enter into such written management and other services agreements with Finlay or Finlay Merchandising and/or such interest tax, expense or similar allocation agreements with Finlay as Finlay and Carlyle shall determine in their discretion are appropriate in the conduct of their respective and collective business so long as (x) such agreements are on terms reasonably acceptable to the Agent and (y) the terms of any such management or other services agreements and/or allocation agreements are reasonable and, if applicable, are substantially similar to the terms of any similar agreements existing between or among Finlay, Finlay Merchandising and/ or eFinlay, including without limitation (if applicable) the Services Agreement, the eFinlay FFJC Services Agreement and/or the eFinlay FMBI Services Agreement (any such management or other services agreements and/or allocation agreements, collectively, the “Carlyle Intercompany Services and Allocation Agreements”); provided that, no material term of any such Carlyle Intercompany Services and Allocation Agreements may be changed, amended or modified after the execution thereof except in accordance with Section 6.16 below,

(iii) at any time after the Closing Date, Carlyle and/or its Subsidiaries may enter into a lease with Finlay pursuant to which Finlay leases any space in its Connecticut distribution center to Carlyle and/or any of its Subsidiaries on terms that are reasonable and substantially similar to the terms of the eFinlay Lease Agreement (any such lease, the “Carlyle/Finlay Lease”); provided that, no material term of any such Carlyle/Finlay Lease may be changed, amended or modified after the execution thereof except in accordance with Section 6.16 below.

6.5. Capital Structure and Business. If all or part of a Credit Party’s Stock is pledged to Agent, that Credit Party shall not issue additional Stock unless such additional Stock is concurrently pledged to Agent. No Credit Party shall amend its charter or bylaws in a manner that would adversely affect Agent or Lenders or such Credit Party’s duty or ability to repay the Obligations. No Credit Party shall engage in any business other than the businesses currently engaged in by it or businesses reasonably related thereto.

6.6. Guaranteed Indebtedness. No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, and (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement other than Indebtedness, if any, of a Target existing at the time such Target is acquired, Indebtedness of Parent not guaranteed by any of its Subsidiaries as of the Closing Date.

6.7. Liens. No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for:

(a) Permitted Encumbrances;

(b) Liens in existence on the date hereof and summarized on Disclosure Schedule (6.7) securing the Indebtedness described on Disclosure Schedule (6.3) and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided that the principal amount of the Indebtedness so secured is not increased and the Lien does not attach to any other property;

(c) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business or any refinancing thereof, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $6,000,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within sixty (60) days following such purchase and does not exceed 100% of the purchase price of the subject assets);

(d) Liens on Consignment Inventory in favor of any Person who retains title to such Consignment Inventory;

(e) Liens granted to lessors or licensors of store locations with respect to Fixtures and Equipment at store locations leased or licensed from such lessors or licensors not to exceed $2,000,000 in the aggregate at any time;

(f) Liens in favor of the credit insurance provider on certain account receivables pursuant to the Factor Guaranties;

(g) Liens on funds deposited in the Credit Card Services Account in connection with the Credit Card Services Agreement;

(h) Liens in favor of the Receivables Purchaser upon Purchased Accounts granted pursuant to the Receivables Purchase Agreements;

(i) Liens in favor of Rolex Watch U.S.A., Inc. granted pursuant to the Rolex Security Agreement or the Congress Rolex Security Agreements;

(j) Liens on funds deposited in the Congress Credit Card Services Account in connection with the Congress Rolex Security Agreements;

(k) Liens existing on property or assets acquired pursuant to a Permitted Acquisition; provided, that, any such Indebtedness that is secured by such Liens is otherwise permitted under Section 6.3 hereof, and such Liens are not incurred in connection with or contemplation of, such acquisition and do not attach to any other asset of such Borrower, Guarantor or Subsidiary thereof; and

(l) and other Liens securing Indebtedness not exceeding $1,000,000 in the aggregate at any time outstanding, so long as such Liens do not attach to any Accounts or Inventory.

In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto.

6.8. Sale of Stock and Assets. No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of its Accounts, other than:

(a) the sale of Inventory in the ordinary course of business;

(b) sales in the ordinary course of business of assets and properties of Finlay and its Subsidiaries no longer necessary for the proper conduct of their respective businesses having a value, together with the value of all other such property of Finlay and its Subsidiaries so sold in the same Fiscal Year of the Parent, of not greater than $1,000,000 in the aggregate;

(c) sales by Finlay and its Subsidiaries of worn out, obsolete or out-moded personal property of Finlay or such Subsidiary having a value, together with the value of all other such property of Finlay and its Subsidiaries so sold in the same Fiscal Year of the Parent, of not greater than $1,000,000 plus sales of obsolete jewelry, watches or other merchandise which Finlay believes cannot be advantageously sold in the ordinary course of business;

(d) sales of Inventory, Equipment and Fixtures in connection with (i) the termination of License Agreements (or similar agreements or arrangements regarding the operation of jewelry departments or stores by the Borrowers) or (ii) the closing of any Independent Retail Store: as to any one or more locations, or Independent Retail Stores to the extent such Inventory, Equipment and Fixtures were used or retained at such locations or Independent Retail Stores in the ordinary course of business;

(e) the abandonment of any assets and properties of Finlay or any of its Subsidiaries which are no longer useful in its business and cannot be sold;

(f) the winding down and dissolution of Sonab Holdings and Sonab International;

(g) assignments under, and in accordance with, the Factor Guaranties;

(h) the sale, transfer and assignment by any Carlyle Credit Party to Finlay Merchandising of any Trademarks of such Carlyle Credit Party; provided that (i) any such transfer shall be duly registered with the United States Patent and Trademark Office and (ii) Borrowers shall cause the Trademark, Patent and Copyright Security Agreement executed by Finlay Merchandising to be amended to include such transferred Trademarks; provided, further, that upon such transfer permitted under this clause (j), Finlay Merchandising and any one or more of the Carlyle Credit Parties may enter into an appropriate Carlyle License Agreement;

(i) the sale of the Purchased Accounts under the Receivables Purchase Program;

(j) the sale or issuance by any Credit Party of Stock to any other Credit Party, provided, that the such Stock shall be pledged by the holder thereof pursuant to the terms of the Pledge Agreement;

(k) the transfer of assets (other than Stock) by any Credit Party to any other Credit Party;

(l) the sublease of real or personal property by any Credit Party on commercially reasonably terms to the extent that such Person determines that such property is no longer necessary in the conduct of the business of the Credit Parties;

(m) the sale, transfer or other disposition of patents, trademarks, copyrights and know-how by any Credit Party which is no longer used and is not material to the conduct of its business,

(n) the granting of licenses of intellectual property of the Credit Parties to third parties in the ordinary course of business; and

(o) sales or other dispositions approved by Requisite Lenders.

6.9. ERISA. No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur (i) an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or (ii) an ERISA Event to the extent such ERISA Event would reasonably be expected to result in taxes, penalties and other liabilities in an aggregate amount in excess of $250,000 in the aggregate.

6.10. Financial Covenants. Borrowers shall not breach or fail to comply with any of the Financial Covenants.

6.11. Hazardous Materials. No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

6.12. Sale-Leasebacks. No Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

6.13. Restricted Payments. No Credit Party shall make any Restricted Payment, except:

(a) intercompany loans and advances between Borrowers to the extent permitted by Section 6.3,

(b) dividends and distributions by Subsidiaries of any Borrower paid to such Borrower,

(c) employee loans permitted under Section 6.2(j),

(d) payments of principal and interest of Intercompany Notes issued in accordance with Section 6.3,

(e) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (A) Finlay may declare or pay dividends to the Parent on an annual basis to pay expenses of the Parent incurred in the ordinary course of business of the Parent not to exceed in the aggregate in any Fiscal Year of the Parent 0.25% of Finlay’s net sales as indicated in Finlay’s audited annual financial statements for the immediately preceding Fiscal Year and (B) Finlay and/or the Parent may purchase, repurchase, redeem, retire or acquire Stock from former employees, officers and directors pursuant to the Long Term Incentive Plan, Employment Agreements, the Shareholders Agreement or other written agreements permitted hereby and may make payments in respect of promissory notes or other Indebtedness or evidence thereof issued or incurred in connection with any such purchase, repurchase, redemption, retirement or acquisition, and Finlay may pay dividends to the Parent in an amount sufficient to make such purchases, repurchases, redemptions, retirements and acquisitions so long as the amount of such purchases, repurchases, redemptions, retirements and acquisitions (including, without limitation, amounts paid in respect of promissory notes or other Indebtedness or evidence thereof issued or incurred in connection with any such purchase, repurchase, redemption, retirement or acquisition) does not exceed in the aggregate in any Fiscal Year the sum of $1,000,000 plus the amount of cash received by the Parent from employees, officers and directors in respect of purchases of Stock during such Fiscal Year; provided, however, that the portion, if any, of such sum which is not applied to such purchases, repurchases, redemptions, retirements or acquisitions (or to the payment of dividends by Finlay to the Parent therefor) in any Fiscal Year may be applied to purchases, repurchases, redemptions, retirements or acquisitions of Stock from former employees of Finlay whose employment was terminated in such Fiscal Year (and for the payment of dividends by Finlay to Parent therefor) so long as such application (and payment) is made during the first three months of the immediately succeeding Fiscal Year, and any such portion so paid during such first three months as permitted by this proviso shall not be included in calculating the sum for such succeeding Fiscal Year,

(f) Finlay may pay dividends to the Parent for the payment of cash dividends by the Parent of up to $5,000,000 plus 25% of net income (without giving effect to extraordinary gains or losses or gains or losses resulting from the repurchase, acquisition or redemption of Senior Notes), of Finlay and its subsidiaries after the fiscal year ending on or about January 31, 2008; provided, that the average daily Borrowing Availability of all Borrowers for the 90-day period preceding the payment of any such dividend shall have exceeded $130,000,000 and after giving effect to such dividend, the average daily Borrowing Availability of all Borrowers for the 90-day period following the payment of such dividend shall be projected to exceed $130,000,000 (based on projections delivered by Borrowers to Agent and reasonably acceptable to Agent); provided, further, that no such dividend may be paid under this clause (f) prior to the date on which Borrowers shall deliver to Agent the annual audited financial statements for the Fiscal Year ending on or about January 31, 2009; provided, further that Parent shall give Agent quarterly notice, in arrears, of cash dividends made by it pursuant to this clause (f), specifying the amount of aggregate cash dividends and the source from which Finlay obtained the funds to be used to effectuate such cash dividends.

(g) so long as no Default or Event of Default is continuing, on any tax payment date, Finlay may make payments to the Parent of amounts required to be paid on such tax payment date under sections 4(c) and 5 of the Tax Allocation Agreement; provided, however, that (x) no payment on any tax payment date made by Finlay to the Parent shall exceed the amount payable by the Parent to any taxing authority on such tax payment date, and (y) in any taxable year (or portion thereof), the aggregate amount payable by Finlay to the Parent under this Section 6.13(g) in respect of federal, state and local income taxes shall not exceed the lesser of (i) the federal, state and local income tax liability that would have been payable by Finlay for such taxable year (or portion thereof) determined as if Finlay and its Subsidiaries had filed separate federal, state and local income tax returns for such taxable year (or portion thereof) and for all previous taxable years beginning after October 31, 1992, computed in accordance with actual elections, conventions and other determinations with respect to Finlay reflected in the consolidated or combined returns of the Parent and including any carryforwards of tax attributes from all prior taxable years (as limited under the Code) and (ii) the consolidated or combined federal, state and local income tax liability of the consolidated or combined group that includes Finlay and the Parent. For purposes of subsection (y) above the provisions relating to state and local income taxes shall only apply if and to the extent Finlay and the Parent file consolidated or combined income tax returns in such jurisdictions, and

(h) the Parent may redeem, repurchase, retire or otherwise acquire any Stock of the Parent in exchange for, or out of net proceeds of the prior or concurrent sale (other than to a Subsidiary of the Parent) of, other Stock (other than Disqualified Stock) of the Parent.

6.14. Change of Corporate Name, State of Incorporation or Location; Change of Fiscal Year. No Credit Party shall (a) change its name as it appears in official filings in the state of its incorporation or other organization (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization or incorporate or organize in any additional jurisdictions, in each case without at least thirty (30) days prior written notice to Agent and after Agent’s written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States. No Credit Party shall change its Fiscal Year.

6.15. No Impairment of Intercompany Transfers. No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of any Borrower to any Borrower or between Borrowers.

6.16. Changes Relating to Material Contracts.

(a) No Credit Party shall directly or indirectly, amend, modify, supplement, waive compliance with, seek a waiver under, or assent to noncompliance with, any term, provision or condition of the Senior Note Indenture or any Senior Note or the Tax Allocation Agreement, provided, that Finlay and Parent may terminate the Tax Allocation Agreement at any time in the exercise of their discretion.

(b) No Credit Party shall directly or indirectly, amend, modify, supplement, waive compliance with, seek a waiver under, or assent to noncompliance with, any material term, provision or condition of (i) the Shareholders Agreement, (ii) the Registration Rights Agreement, (iii) the Indemnification Agreements or (iv) the Congress SPA, in each case, in a manner adverse to Agent or any Lender.

(c) No Credit Party shall directly or indirectly, amend, modify, supplement, waive compliance with, seek a waiver under, or assent to noncompliance with, any material term, provision or condition of any other agreement, instrument or document to which the Parent or any of its Subsidiaries is a party (including, without limitation, the Long Term Incentive Plan) in a manner that will have a Material Adverse Effect.

6.17. Compromise of Accounts. No Credit Party shall compromise or adjust any of the Accounts (or extend the time for payment thereon or grant any discounts, allowances or credits thereon other than, so long as there exists no Default or Event of Default, discounts, adjustments, allowances and credits granted with respect to Accounts in the ordinary course of business provided that, nothing contained in the foregoing shall be deemed to prohibit the sale of any Accounts of any Carlyle Credit Party under the Receivables Purchase Agreements or any transaction contemplated by the Credit Card Services Agreement.

6.18. Rental Obligations. No Credit Party shall incur, create, assume or permit to exist, in respect of leases of real or personal property (a) obligations in any amount in respect of percentage rentals, except under the License Agreements or real estate leases for any Independent Retail Store, or (b) rental obligations or other commitments thereunder (other than Capital Lease Obligations) to make any direct or indirect payment, whether as rent or otherwise, for fixed or minimum rentals (including minimum payments (and excluding all other payments) under the License Agreements) in excess of $15,000,000 for Parent and its Subsidiaries for any fiscal Year.

6.19. Parent. Parent shall not engage in any business other than ownership of Stock of Finlay, and those activities incidental to its status as a publicly traded corporation, and shall not own, acquire or lease any property, other than such Stock.

6.20. No Negative Pledges. No Credit Party shall enter into or become subject to, directly or indirectly, including, without limitation, as a non-party Subsidiary of a party to any agreement, any agreement other than agreements entered into on or before the Closing Date (including, without limitation, the Restated Certificate of Incorporation of the Parent) (a) prohibiting or restricting, in any manner (including, without limitation, by way of covenant, representation or event of default), (i) the incurrence, creation or assumption of any Indebtedness, or any Lien upon any property of any Credit Party, except restrictions in a Capital Lease or other purchase money financing agreement permitted hereunder relating to the asset financed and except restrictions in any software or other intellectual property license agreement pertaining to such licensed software or intellectual property thereunder, (ii) the sale, disposition or pledge of any asset of any Credit Party, except restrictions in a Capital Lease or other purchase money financing agreement permitted hereunder relating to the asset financed and except restrictions in any software or other intellectual property license agreement pertaining to such licensed software or intellectual property thereunder, (iii) any investments of any Credit Party, (iv) any Capital Expenditures by any Credit Party, (v) any acquisition, merger or consolidation involving any Credit Party, (vi) any change in control of any Credit Party, or (vii) any amendment or supplement to or waiver under this Agreement or any other Loan Document or other document relating to the Obligations, or (b) which provides that any default by any Credit Party which is not a party to such agreement of any obligation not arising under such agreement is a default under such agreement.

7.	TERM

7.1. Termination. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.

7.2. Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.15 and 1.16, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES

8.1. Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a) Any Borrower (i) fails to make any payment (A) of principal of the Loans or (B) in the due and punctual reimbursement of any Letter of Credit Obligation, or (ii) fails to make any payment of interest in respect of the Loans or Fees or fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document, in each case, within three (3) days following Agent’s demand for such payment of interest of Fees or reimbursement or payment of expenses.

(b) Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 1.4, 1.8, 1.14, 5.1, 5.2, 5.4, 5.5, 5.6, 5.8, 5.10, 5.11, 5.12 or 6, or any of the provisions set forth in Annexes C or G, respectively.

(c) Any Borrower fails or neglects to perform, keep or observe any of the provisions of Section 4.1 or any provisions set forth in Annexes E or F, respectively, and the same shall remain unremedied for three (3) Business Days or more.

(d) Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for thirty (30) days or more.

(e) A default or breach occurs under any other agreement, document or instrument to which any Credit Party is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Credit Party in excess of $5,000,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $5,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof to be demanded, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

(f) (i) Any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect, or (ii) any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to Agent or any Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement.

(g) Assets of any Credit Party with a fair market value of $2,000,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for thirty (30) days or more.

(h) A case or proceeding is commenced against any Credit Party seeking a decree or order in respect of such Credit Party (i) under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, or (iii) ordering the winding-up or liquidation of the affairs of such Credit Party, and such case or proceeding shall remain undismissed or unstayed for thirty (30) days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction.

(i) Any Credit Party (i) files a petition seeking relief under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any action in furtherance of any of the foregoing; or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts generally become due.

(j) A final judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate at any time are outstanding against one or more of the Credit Parties, and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

(k) Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

(l) Any Change of Control occurs.

(m) There shall occur the loss, theft, substantial damage to, condemnation of, exercise of right of eminent domain with respect to or destruction of, any Collateral not fully covered by insurance (except for deductibles), which by itself or with other such losses, thefts, damage, condemnation or destruction of, or exercise of right of eminent domain with respect to, Collateral, shall constitute a Material Adverse Effect.

(n) (A)(i) any Unapproved License Agreement or License Agreement shall be cancelled, terminated (other than termination at the end of the originally scheduled or renewed or extended term of an Unapproved License Agreement or License Agreement) or no longer in full force or effect (excluding any License Agreement which continues to be an arrangement approved in writing by the Agent, whether or not such approval has been rescinded) or the licensor or licensors under such Unapproved License Agreement or License Agreement shall be debtors under any Chapter of the Bankruptcy Code (any of the foregoing events, a “License Termination Event”), (ii) as of the date three (3) months following such License Termination Event, the excess of (x) the amount of the gross revenues of Finlay arising from such Unapproved License Agreement or License Agreement plus the gross revenues arising from Unapproved License Agreements and License Agreements as to which previous License Termination Events shall have occurred during the period beginning on the Closing Date and ending on the date of determination (gross revenues being calculated by the Agent, in the case of any Unapproved License Agreement or License Agreement which had been in effect for at least twelve (12) calendar months as of the end of such period, for such period of twelve calendar months, and, in the case of any Unapproved License Agreement or License Agreement which had been in effect for less than twelve (12) calendar months as of the end of such period, on a seasonally adjusted twelve (12) month pro forma basis based upon results for the number of full calendar months during which such Unapproved License Agreement or License Agreement was in effect, over (y) the amount of gross revenues of Finlay arising from any Unapproved License Agreements and License Agreements entered into within the period beginning on the Closing Date and ending on such date of determination, and remaining in full force and effect as of such date of determination (gross revenues being calculated by the Agent, in the case of any Unapproved License Agreements or License Agreements which have been in effect for at least twelve months, on a seasonally adjusted twelve month pro forma basis based upon results for the number of full calendar months during which such Unapproved License Agreement or License Agreement which has been in effect for less than twelve (12) months, based upon Finlay’s internally generated projection of gross revenues for such Unapproved License Agreement or License Agreement for the twelve (12) month period following the first date of operation under such Unapproved License Agreement or License Agreement as delivered to the Agent under Section 5.12(b) hereof) shall equal or exceed 10% of the gross revenues of Finlay for the period of twelve (12) consecutive full calendar months (treating the month ending on the last Saturday of January as a full calendar month) ending on or nearest preceding such date of determination and (iii) such License Termination Event shall represent a Material Adverse Effect or (B) there shall occur a License Termination Event with respect to an Unapproved License Agreement or License Agreement that accounted for, in any fiscal period of twelve consecutive full calendar months (treating the month ending on the last Saturday of January as a full calendar month), more than 20% of the gross revenues of Finlay;

(o) Any default or breach by any Borrower occurs and is continuing under the Receivables Purchase Agreement and such default or breach shall continue for more than the period of grace, if any, therein specified or the Receivables Purchase Agreement shall be terminated for any reason.

8.2. Remedies.

(a) If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice, suspend the Tranche A Revolving Loan and Tranche B Revolving Loan facility with respect to additional Advances and/or the incurrence of additional Letter of Credit Obligations, whereupon any additional Advances and additional Letter of Credit Obligations shall be made or incurred in Agent’s sole discretion (or in the sole discretion of the Requisite Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing. If any Event of Default has occurred and is continuing, Agent may (and at the written request of Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Loans and the Letter of Credit Fees to the Default Rate.

(b) If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice: (i) terminate the Tranche A Revolving Loan and Tranche B Revolving Loan facility with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii) reduce the Tranche A Revolving Loan Commitment and Tranche B Revolving Loan Commitment from time to time; (iii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers and each other Credit Party; or (iv) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 8.1(j) or 8.1(k), the Commitments shall be immediately terminated and all of the Obligations, including the aggregate Tranche A Revolving Loan and Tranche B Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

8.3. Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives (including for purposes of Section 12): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

9.   ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

9.1. Assignment and Participations.

(a) Subject to the terms of this Section 9.1, any Lender may make an assignment to a Qualified Assignee of, or sell participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement (an “Assignment Agreement”) substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $5,000,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000; (iv) include a payment to Agent of an assignment fee of $3,500; provided, that such fee shall be waived in the case of an assignment to an Affiliate of the assigning Lender; and (v) so long as no Event of Default has occurred and is continuing, require the consent of Borrower Representative, which shall not be unreasonably withheld or delayed; provided that no such consent shall be required for an assignment to a Qualified Assignee of the type described in clause (a) of the definition of “Qualified Assignee”; and provided further, that an assignment will not be effective unless it is recorded by Agent in the Loan Account. In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Each Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a “Lender”. In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrowers and Borrowers shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document.

(b) Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.13, 1.15, 1.16 and 9.8, each Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrowers to the participant and the participant shall be considered to be a “Lender”. Except as set forth in the preceding sentence no Borrower or Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(c) Except as expressly provided in this Section 9.1, no Lender shall, as between Borrowers and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

(d) Each Credit Party executing this Agreement shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be reasonably requested and, if requested by Agent, the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy in all material respects of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by them and all other information provided by them and included in such materials, except that any Projections delivered by Borrowers shall only be certified by Borrowers as having been prepared by Borrowers in compliance with the representations contained in Section 3.4(b).

(e) Any Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

(f) So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.16(a), increased costs under Section 1.16(b), an inability to fund LIBOR Loans under Section 1.16(c), or withholding taxes in accordance with Section 1.15(a).

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”), may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing by the Granting Lender to Agent and Borrowers, the option to provide to Borrowers all or any part of any Loans that such Granting Lender would otherwise be obligated to make to Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender. No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). Any SPC may (i) with notice to, but without the prior written consent of, Borrowers and Agent and without paying any processing fee therefor assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrowers and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 9.1(g) may not be amended without the prior written consent of each Granting Lender, all or any of whose Loans are being funded by an SPC at the time of such amendment. For the avoidance of doubt, the Granting Lender shall for all purposes, including without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.

9.2. Appointment of Agent. GE Capital is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by GE Capital or any of its Affiliates in any capacity. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

If Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

9.3. Agent’s Reliance, Etc. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

9.4. GE Capital and Affiliates. With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lenders. GE Capital and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

9.5. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

9.6. Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Credit Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

9.7. Successor Agent. Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and Borrower Representative. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by the Requisite Lenders hereunder shall be subject to the approval of Borrower Representative, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

9.8. Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(f), each Lender is hereby authorized at any time or from time to time, without prior notice to any Credit Party or to any Person other than Agent, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Borrower or Guarantor (regardless of whether such balances are then due to such Borrower or Guarantor) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of any Borrower or Guarantor against and on account of any of the Obligations that are not paid when due; provided that the Lender exercising such offset rights shall give notice thereof to the affected Credit Party promptly after exercising such rights. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to Sections 1.13, 1.15 or 1.16). Each Lender’s obligation under this Section 9.8 shall be in addition to and not in limitation of its obligations to purchase a participation in an amount equal to its Pro Rata Share of the Swing Line Loans under Section 1.1. Each Credit Party that is a Borrower or Guarantor agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

9.9. Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

(a) Advances; Payments.

(i) Tranche A Revolving Lenders shall refund or participate in the Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1(b). If the Swing Line Lender declines to make a Swing Line Loan or if Swing Line Availability is zero, Agent shall notify Tranche A Revolving Lenders, promptly after receipt of a Notice of Tranche A Revolving Credit Advance and in any event prior to 1:00 p.m. (New York time) on the date such Notice of Tranche A Revolving Credit Advance is received, by telecopy, telephone or other similar form of transmission. Each Tranche A Revolving Lender shall make the amount of such Lender’s Pro Rata Share of such Tranche A Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent’s account as set forth in Annex H not later than 3:00 p.m. (New York time) on the requested funding date, in the case of an Index Rate Loan, and not later than 11:00 a.m. (New York time) on the requested funding date, in the case of a LIBOR Loan. After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Tranche A Revolving Credit Advance to the Borrower designated by Borrower Representative in the Notice of Tranche A Revolving Credit Advance. All payments by each Tranche A Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

(ii) Not less than once during each calendar week or more frequently at Agent’s election, (each, a “Settlement Date”), Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments or Advances required to be made by it and has purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrowers. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Annex H or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on such Settlement Date.

(b) Availability of Lender’s Pro Rata Share. Agent may assume that each Tranche A Revolving Lender and Tranche B Revolving Lender, as applicable, will make its Pro Rata Share of each Tranche A Revolving Credit Advance and Tranche B Revolving Credit Advance, as applicable, available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower Representative and Borrowers shall immediately repay such amount to Agent. Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder. To the extent that Agent advances funds to any Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Lender.

(c) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Tranche A Revolving Credit Advance or Tranche B Revolving Credit Advance or any payment required by it hereunder or to purchase any participation in any Swing Line Loan to be made or purchased by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender”, a “Tranche A Revolving Lender” or a "Tranche B Revolving Lender", as applicable (or be included in the calculation of “Requisite Lenders” hereunder), for any voting or consent rights under or with respect to any Loan Document. At Borrower Representative’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e) Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct. Lenders acknowledge that Borrowers are required to provide Financial Statements and Collateral Reports to Lenders in accordance with Annexes E and F hereto and agree that Agent shall have no duty to provide the same to Lenders.

(f) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders.

10.	SUCCESSORS AND ASSIGNS

10.1. Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11.	MISCELLANEOUS

11.1. Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2. Any letter of interest, commitment letter, fee letter or confidentiality agreement, if any, between any Credit Party and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement. Notwithstanding the foregoing, the GE Capital Fee Letter and any market flex provisions contained in the final commitment letter between Agent and Borrower shall survive the execution and delivery of this Agreement and shall continue to be binding obligations of the parties.

11.2. Amendments and Waivers.

(a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrowers, and by Requisite Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 2.2 to the making of any Loan or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrowers. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans or the incurrence of Letter of Credit Obligations set forth in Section 2.2 unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrowers.

(c) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender’s Commitment or the aggregate amount of the Commitments of all Lenders hereunder (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under Section 1.3(b)(ii) or (iii)) or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) except as otherwise permitted herein or in the other Loan Documents, release any Guaranty or, release, or permit any Credit Party to sell or otherwise dispose of, all or substantially all of the Collateral (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; (vii) amend or waive this Section 11.2 or the definitions of the terms “Requisite Lenders” or insofar as such definitions affect the substance of this Section 11.2; (viii) increase the percentage advance rates set forth in the definition of the Tranche A Borrowing Base, Tranche B Borrowing Base or Inventory Advance Rate (which action shall be deemed to directly affect all Lenders); (ix) decrease the amount of the minimum Borrowing Availability covenant in Annex G; (x) adjust any of the criteria for exclusion from Eligible Accounts and Eligible Inventory set forth in Sections 1.6 and 1.7 or establish new criteria if such adjustments or new criteria have the effect of making more credit available; or (xi) amend the order of application of payments and proceeds of Collateral after acceleration or maturity of the Obligations set forth in Section 1.11(a). Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or L/C Issuer, under this Agreement or any other Loan Document, shall be effective unless in writing and signed by Agent or L/C Issuer, as the case may be, in addition to Lenders required hereinabove to take such action. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than release of Liens in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of GE Capital. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

(d) If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as Agent is not a Non-Consenting Lender, at Borrower Representative’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e) Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrowers termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

11.3. Fees and Expenses. Borrowers shall reimburse (i) Agent for all fees, costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors) and (ii) Agent (and, with respect to clauses (c) and (d) below, all Lenders) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers), incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents and incurred in connection with:

(a) any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or Related Transactions Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

(b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that no Person shall be entitled to reimbursement under this clause (c) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct;

(c) any attempt to enforce any remedies of Agent against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

(d) any workout or restructuring of the Loans during the pendency of one or more Events of Default, provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders; and

(e) efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including, as to each of clauses (a) through (e) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrowers to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

11.4. No Waiver. Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders, and directed to Borrowers specifying such suspension or waiver.

11.5. Remedies. Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

11.6. Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

11.7. Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

11.8. Confidentiality. Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period of two (2) years following receipt thereof, except that Agent and any Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; or (f) that ceases to be confidential through no fault of Agent or any Lender.

11.9. GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX I OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR FOUR (4) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

11.10. Notices.

(a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) the party to be notified and sent to the address or facsimile number indicated in Annex I, or (B) otherwise to the party to be notified at its address specified on the signature page of any applicable Assignment Agreement, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-coded fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing (A) in the case of Borrower Representative, Agent and Swing Line Lender, to the other parties hereto and (B) in the case of all other parties, to Borrower Representative and Agent. Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.

(b) Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by registered or certified mail, return receipt requested four (4) days following the date when sent, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower Representative or Agent) designated in Annex I to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.

11.11. Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

11.12. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

11.13. WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

11.14. Press Releases and Related Matters. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days’ prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure; provided, however that with respect to any public filings required by applicable securities laws and/or stock exchange rules, each Credit Party agrees that it shall use its reasonable efforts to provide Agent with an opportunity to comment thereon prior to the filing thereof. Each Credit Party consents to the publication by Agent or any Lender of customary advertising material relating to the financing transactions contemplated by this Agreement using Borrowers’ name, product photographs, logo or trademark. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

11.15. Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.16. Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

11.17. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.18. USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or Agent, as applicable, to identify such Borrower in accordance with the Patriot Act.

11.19. Amendment and Restatement. This Agreement amends and restates in its entirety the Existing Credit Agreement and upon the effectiveness of this Agreement, the terms and provisions of the Existing Credit Agreement shall, subject to this Section 11.19, be superseded hereby. All references to the “Credit Agreement” contained in the Loan Documents delivered in connection with the Existing Credit Agreement or this Agreement shall, and shall be deemed to, refer to this Agreement. Notwithstanding the amendment and restatement of the Existing Credit Agreement by this Agreement, the Obligations of the Borrowers and the other Credit Parties outstanding under the Existing Credit Agreement and the other Loan Documents as of the Closing Date shall remain outstanding and shall constitute continuing Obligations and shall continue as such to be secured by the Collateral. Such Obligations shall in all respects be continuing and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such Obligations. The Liens securing payment of the Obligations under the Existing Credit Agreement, as amended and restated in the form of this Agreement, shall in all respects be continuing, securing the payment of all Obligations.

12.	CROSS-GUARANTY

12.1. Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Agent and Lenders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 12 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 12 shall be absolute and unconditional, irrespective of, and unaffected by,

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

(b) the absence of any action to enforce this Agreement (including this Section 12) or any other Loan Document or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof;

(c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);

(d) the insolvency of any Credit Party; or

(e) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

12.2. Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 12 and such waivers, Agent and Lenders would decline to enter into this Agreement.

12.3. Benefit of Guaranty. Each Borrower agrees that the provisions of this Section 12 are for the benefit of Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Agent or Lenders, the obligations of such other Borrower under the Loan Documents.

12.4. Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 12.7, each Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor for so long as any of the Obligations shall remain outstanding. Each Borrower acknowledges and agrees that this waiver is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 12, and that Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 12.4.

12.5. Election of Remedies. If Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 12. If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 12, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

12.6. Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 12 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 1) shall be limited to an amount not to exceed as of any date of determination the greater of:

(a) the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

(b) the amount that could be claimed by Agent and Lenders from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 12.7.

12.7. Contribution with Respect to Guaranty Obligations.

(a) To the extent that any Borrower shall make a payment under this Section 12 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 12.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 12.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 12.1. Nothing contained in this Section 12.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Borrowers against other Credit Parties under this Section 12.7 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

12.8. Liability Cumulative. The liability of Borrowers under this Section 12 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrowers, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

FINLAY FINE JEWELRY CORPORATION,
as Borrower

By:	/s/ Bruce E. Zurlnick
Name:
Title:

CARLYLE & CO. JEWELERS LLC,
as Borrower

By:	/s/ Bruce E. Zurlnick
Name:
Title:

L. CONGRESS, INC.,
as Borrower

By:	/s/ Bruce E. Zurlnick
Name:
Title:

[Signature Page to Fourth Amended and Restated Credit Agreement]

GENERAL ELECTRIC CAPITAL
CORPORATION,
as Agent and Lender

By:	/s/ Charles Chiodo
Name:	Charles Chiodo
Title:	Duly Authorized Signatory

[Signature Page to Fourth Amended and Restated Credit Agreement]

The following Persons are signatories to this Agreement in their capacity as Credit Parties and not as Borrowers.

FINLAY ENTERPRISES, INC.,
as Parent

By:	/s/ Bruce E. Zurlnick
Name:
Title:

FINLAY JEWELRY, INC.,
as a Credit Party

By:	/s/ Bruce E. Zurlnick
Name:
Title:

FINLAY MERCHANDISING & BUYING, INC.,
as a Credit Party

By:	/s/ Bruce E. Zurlnick
Name:
Title:

EFINLAY, INC.,
as a Credit Party

By:	/s/ Bruce E. Zurlnick
Name:
Title:

PARK PROMENADE LLC,
as a Credit Party

By:	/s/ Bruce E. Zurlnick
Name:
Title:

[Signature Page to Fourth Amended and Restated Credit Agreement]

Pursuant to Item 601(b)(2) of Regulation S-K, the following is a list of omitted annexes, exhibits and schedules to the Fourth Amended and Restated Credit Agreement. Finlay agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted annex, exhibit or schedule upon request.

ANNEXES
Annex C (Section 1.8)	-	Cash Management System
Annex D (Section 2.1(a))	-	Closing Checklist
Annex E (Section 4.1(a))	-	Financial Statements and Projections - Reporting
Annex F (Section 4.1(b))	-	Collateral Reports
Annex H (Section 9.9(a))	-	Lenders’ Wire Transfer Information
Annex I (Section 11.10)	-	Notice Addresses
Annex J (from Annex A)	-	Commitments as of Closing Date
EXHIBITS Exhibit 1.1(a)(i)	-	Form of Notice of Tranche A Revolving Credit Advance
Exhibit 1.1(a)(ii)	-	Form of Tranche A Revolving Note
Exhibit 1.1(a)(iii)	-	Form of Notice of Tranche B Revolving Credit Advance
Exhibit 1.1(a)(iv)	-	Form of Tranche B Revolving Note
Exhibit 1.1(b)(ii)	-	Form of Swing Line Note
Exhibit 1.5(e)	-	Form of Notice of Conversion/Continuation
Exhibit 4.1(b)	-	Form of Borrowing Base Certificate
Exhibit 5.19		Form of Consignor Letter
Exhibit 9.1(a)	-	Form of Assignment Agreement
Exhibit A-1	-	Form of Indemnification Agreement
Exhibit B-1	-	Application for Standby Letter of Credit
Exhibit B-2	-	Application for Documentary Letter of Credit
SCHEDULES Schedule 1.1	-	Agent’s Representatives
Disclosure Schedule 1.4	-	Sources and Uses; Funds Flow Memorandum
Disclosure Schedule 3.1	-	Type of Entity; State of Organization
Disclosure Schedule 3.2	-	Executive Offices, Collateral Locations, FEIN
Disclosure Schedule 3.4(A)	-	Financial Statements
Disclosure Schedule 3.4(B)	-	Projections
Disclosure Schedule 3.6	-	Real Estate and Leases
Disclosure Schedule 3.7	-	Labor Matters
Disclosure Schedule 3.8	-	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Disclosure Schedule 3.11	-	Tax Matters
Disclosure Schedule 3.12	-	ERISA Plans
Disclosure Schedule 3.13	-	Litigation
Disclosure Schedule 3.14	-	Brokers
Disclosure Schedule 3.15	-	Intellectual Property
Disclosure Schedule 3.17	-	Hazardous Materials
Disclosure Schedule 3.18	-	Insurance

Disclosure Schedule 3.19	-	Deposit and Disbursement Accounts
Disclosure Schedule 3.20	-	Government Contracts
Disclosure Schedule 3.22	-	Consignor Letters
Disclosure Schedule 3.25	-	License Agreements
Disclosure Schedule 3.26	-	Material Contracts
Disclosure Schedule 5.1	-	Trade Names
Disclosure Schedule 6.2	-	Existing Investments
Disclosure Schedule 6.3	-	Indebtedness
Disclosure Schedule 6.4(a)	-	Transactions with Affiliates
Disclosure Schedule 6.7	-	Existing Liens

ANNEX A (RECITALS)

TO

CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings, and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

“Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all health care insurance receivables and (f) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“Acquired Business” means, solely with respect to periods prior to the Closing Date, the assets and business owned by Sellers that are operated as a division known as the Bailey Banks & Biddle brand.

“Acquisition” means the acquisition of all or substantially all of the assets of the Acquired Business.

“Acquisition Agreement” means that certain Asset Purchase Agreement dated September 27, 2007 by and among Zale Corporation, a Delaware corporation, Zale Delaware, Inc., a Delaware corporation (“Opco”), TXDC, L.P., a Texas limited partnership (“Inventory Company,” and, together with Opco, “Sellers”), Finlay and, for limited purposes, Finlay Enterprises, Inc., a Delaware corporation.

Annex A - 1

“Adjusted Excess Availability” means as of any date of determination, Borrowing Availability less $30,000,000.

“Advance” means any Tranche A Revolving Credit Advance, Tranche B Revolving Advance or Swing Line Advance, as the context may require.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, and (c) each of such Person’s officers, directors, joint venturers and partners. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent and each Lender.

“Agent” means GE Capital in its capacity as Agent for Lenders or its successor appointed pursuant to Section 9.7.

“Aggregate Borrowing Base” means the sum of the Tranche A Borrowing Base (without reduction for any Tranche B Deficiency Amount) and the Tranche B Borrowing Base.

“Agreement” means the Credit Agreement by and among Borrowers, the other Credit Parties party thereto, GE Capital, as Agent and Lender and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Appendices” has the meaning ascribed to it in the recitals to the Agreement.

“Applicable Margins” means collectively the Applicable Tranche A Revolver Index Margin, the Applicable Tranche A Revolver LIBOR Margin, the Applicable Tranche B Revolver Index Margin and the Applicable Tranche B Revolver LIBOR Margin.

“Applicable Tranche A Revolver LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Tranche A Revolving Loan, as determined by reference to Section 1.5(a).

“Applicable Tranche A Revolver Index Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Tranche A Revolving Loan, as determined by reference to Section 1.5(a).

“Applicable Tranche B Revolver LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Tranche B Revolving Loan, as determined by reference to Section 1.5(a).

Annex A - 2

“Applicable Tranche B Revolver Index Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Tranche B Revolving Loan, as determined by reference to Section 1.5(a).

“Assignment Agreement” has the meaning ascribed to it in Section 9.1(a).

“Average Adjusted Excess Availability” means, as of any date of determination, (a) Adjusted Excess Availability for each day during the calendar quarter most recently ended, divided by (b) the number of days occurring during such period.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Blocked Accounts” has the meaning ascribed to it in Annex C.

“Borrower Representative” means Finlay in its capacity as Borrower Representative pursuant to the provisions of Section 1.1(d).

“Borrowers” and “Borrower” have the respective meanings ascribed thereto in the preamble to the Agreement.

“Borrowing Availability” means as of any date of determination as to all Borrowers, the lesser of (i) the sum of the Tranche A Maximum Amount and the Tranche B Maximum Amount and (ii) the Aggregate Borrowing Base (subject to any Reserves in effect on such date) less the sum of the aggregate Tranche A Revolving Loan, Tranche B Revolving Loan and Swing Line Loan then outstanding.

“Borrowing Base Certificate” means a certificate to be executed and delivered from time to time by each Borrower in the form attached to the Agreement as Exhibit 4.1(b).

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

“Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness but excluding any Initial License Expense) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

Annex A - 3

“Carlyle” has the meaning ascribed to it in the preamble to the Agreement.

“Carlyle Credit Party” means, collectively, Carlyle and Park Promenade.

“Carlyle Credit Party Management, Services and Allocation Agreements” has the meaning ascribed to it in Section 6.4.

“Carlyle Executive Employment Agreements” means (i) the Employment Agreement dated as of May 19, 2005 among John K. Cohen and Carlyle and (ii) the Employment Agreement dated as of May 19, 2005 among Russell L. Cohen and Carlyle, each as originally in effect or as amended in accordance with its terms and the limitations set forth in Section 6.16 hereof.

“Carlyle/Finlay Lease” has the meaning ascribed to it in Section 6.4.

“Carlyle Intercompany Services and Allocation Agreements” has the meaning ascribed to it in Section 6.4.

“Carlyle License Agreement” shall mean any Trade Name License Agreement entered into on or at any time after the Closing Date among Finlay Merchandising and any one or more of the Carlyle Credit Parties (as any such agreement may be amended, modified, or supplemented from time to time in accordance with its terms and the terms hereof) which shall provide for the licensing back to such Carlyle Credit Parties of any Trademarks previously transferred by the Carlyle Credit Parties to Finlay Merchandising pursuant to Section 6.8(h) on licensing terms substantially similar to those provided for in the Finlay License Agreement.

“Cash Collateral Account” has the meaning ascribed to it Annex B.

“Cash Management Systems” has the meaning ascribed to it in Section 1.8.

“Change of Control” means any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934,) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934,) of 35% or more of the issued and outstanding shares of capital Stock of Parent having the right to vote for the election of directors of Parent under ordinary circumstances; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Parent (together with any new directors whose election by the board of directors of Parent or whose nomination for election by the Stockholders of Parent was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) Parent ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of Finlay; (d) Finlay ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of any of its Subsidiaries or (e) a “Change of Control” as such term is defined in the Senior Note Indenture.

Annex A - 4

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party.

“Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

“Closing Date” means November 9, 2007.

“Closing Material Adverse Effect” means a material adverse effect upon the condition (financial or otherwise), business, assets or results of operations of Borrowers, the Acquired Business and their respective Subsidiaries, taken as a whole; provided that “Closing Material Adverse Effect” shall not be deemed to include an event, change, occurrence or effect to the extent it relates to (A) applicable economic or market conditions generally affecting the industry in which Borrowers and the Acquired Business operate that do not affect them in a materially disproportionate manner; (B) the announcement of the Related Transactions; (C) the execution of, compliance with the terms of, or the taking of any action required by the Acquisition Agreement, and the other transactions contemplated by the Acquisition Agreement; (D) any change in accounting requirements or principles or any change of laws of general applicability or the interpretation thereof; or (E) any change in prevailing interest rates.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Security Agreement, the Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.

Annex A - 5

“Collateral Documents” means the Security Agreement, the Pledge Agreement, the Guaranties, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Collateral Reports” means the reports with respect to the Collateral referred to in Annex F.

“Collection Account” means that certain account of Agent, account number 502-795-13 in the name of Agent at DeutscheBank Trust Company Americas in New York, New York ABA No. 021 001 033, or such other account as may be specified in writing by Agent as the “Collection Account.”

“Commitment Termination Date” means the earliest of (a) November 9, 2012, (b) the date which is four (4) months prior to the scheduled maturity of the Senior Notes unless the Senior Notes shall have been paid in full through a permitted refinancing on or prior to such date, (c) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (d) the date of indefeasible prepayment in full by Borrowers of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of all Commitments to zero dollars ($0).

“Commitments” means (a) as to any Lender, the aggregate of such Lender’s Tranche A Revolving Loan Commitment (including without duplication the Swing Line Lender’s Swing Line Commitment as a subset of its Tranche A Revolving Loan Commitment) and Tranche B Revolving Commitment as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender, and (b) as to all Lenders, the aggregate of all Lenders’ Tranche A Revolving Loan Commitments (including without duplication the Swing Line Lender’s Swing Line Commitment as a subset of its Tranche A Revolving Loan Commitment) and Tranche B Revolving Commitments, which aggregate commitment shall be Five Hundred Fifty Million Dollars ($550,000,000) on the Closing Date, as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.

“Concentration Accounts” has the meaning ascribed to it in Annex C.

“Congress” means L. Congress, Inc., a Florida corporation.

“Congress Acquisition” means the acquisition of the Congress Shares pursuant to the Congress SPA.

“Congress Credit Card Services Account” means that certain deposit account established in connection with the Congress Credit Card Services Agreement and maintained at a bank reasonably acceptable to Agent.

Annex A - 6

“Congress Credit Card Services Agreement” means that certain Shoppers Charge Accounts Co. Private Label Credit Card Agreement, dated as of May 1, 2006, by an between Shoppers Charge Account Co., a division of TD Banknorth, N.A., and Congress (d/b/a Congress Jewelers), as amended.

“Congress Rolex Intercreditor” means that certain Intercreditor Agreement dated November 30, 2006 by and between Rolex Watch U.S.A. and the Agent and relating to the Congress Rolex Inventory.

“Congress Rolex Inventory” means the Inventory subject to the Congress Rolex Security Agreements.

“Congress Rolex Security Agreements” means, collectively, (i) that certain Security Agreement, dated as of February 21, 1997, between Congress and Rolex Watch U.S.A., (ii) that certain Security Agreement, dated as of May 25, 2000, between Congress and Rolex Watch U.S.A., (iii) that certain Security Agreement, dated as of August 21, 2001, between Congress and Rolex Watch U.S.A., (iv) that certain Security Agreement, dated as of October 3, 2003, between Congress and Rolex Watch U.S.A., and (v) that certain Security Agreement, dated as of September 1, 2006, between Congress and Rolex Watch U.S.A

“Congress Shares” means the shares of common stock of Congress.

“Congress SPA” means that certain Stock Purchase Agreement (together with the schedules thereto), dated as of November 7, 2006, by and among Finlay, Congress and Scot Congress and Doug Congress, the stockholders of the company.

“Consignment Agreement” shall mean (i) each written consignment agreement existing as of the Closing Date or entered into after the Closing Date and as to which Finlay has complied with Section 5.11 hereof, in each case, as in effect from time to time, and (ii) each consignment arrangement, which is not evidenced by or memorialized in a writing signed by the consignor and as to which Finlay has complied with Section 5.11 hereof, in each case, under which Finlay or any Domestic Subsidiary thereof is the consignee thereunder.

“Consignment Inventory” shall mean, at any time, each item of merchandise which (i) at such time is in the possession of the Borrowers or any Domestic Subsidiary thereof as consignee pursuant to a Consignment Agreement which, if not in a writing signed by the consignor, has been approved in writing by the Agent, (ii) at such time is identified by item number by the Borrowers or any Domestic Subsidiary thereof to Agent as being “memo” or “consigned” inventory, (iii) as of such time has not been sold or deemed sold to or by the Borrowers or any Domestic Subsidiary thereof, (iv) to which ownership, at such time, is retained by a consignor under such Consignment Agreement or other consignment arrangement until such item or merchandise is sold or deemed sold by such consignor to the consignee, and (v) accordingly, at such time, is not an asset of the Borrowers or any Domestic Subsidiary thereof. Ownership of an item of merchandise described in the foregoing sentence is deemed to be retained by such consignor until, in accordance with the applicable Consignment Agreement or other consignment arrangement, ownership is transferred (or deemed to be transferred) to a buyer, the Borrowers or any Domestic Subsidiary thereof, regardless of whether any procedures have been performed to protect the third party’s title to such item of merchandise. Additionally, “Consignment Inventory” (a) includes, at any time, any item of merchandise (including the gold content thereof) which (i) contains gold which is leased or consigned or lent to the Borrowers or any Domestic Subsidiary thereof, and (ii) complies at such time with clauses (ii) and (iii) of the first sentence of this definition, and (b) excludes all cash and non-cash proceeds of any item of merchandise (and any gold content thereof) which constituted Consignment Inventory.

Annex A - 7

“Consignor Letter” means a letter agreement executed and delivered by a consignor of “memo” or “consigned” inventory to the Borrowers substantially in the form of Exhibit 5.19 hereto (it being understood and agreed that a letter agreement substantially in the form of the corresponding exhibit to the Original Credit Agreement or the First, Second or Third Amended and Restated Credit Agreement shall be acceptable).

“Contracts” means all “contracts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Control Letter” means a letter agreement between Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party, (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant limits any security interest in the applicable financial assets in a manner reasonably satisfactory to Agent, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Credit Party.

“Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyright Security Agreements” means the Copyright Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

Annex A - 8

“Credit Card Services Account” means that certain deposit account maintained with Bank of America, N.A., account no. 684073343, established in connection with the Credit Card Services Agreement.

“Credit Card Services Agreement” means that certain Merchant Credit Card Agreement dated as of May 9, 2002 by and among Carlyle, certain Subsidiaries of Carlyle and Paymentech Merchant Services, Inc. or any similar agreement reasonably acceptable to the Agent providing for credit card services and amending or replacing such agreement.

“Credit Parties” means Parent, each Borrower, and each of the Guarantors.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 1.5(d).

“Deposit Accounts” means all “deposit accounts” as such term is defined in the Code, now or hereafter held in the name of any Credit Party.

“Deposit Account Control Agreement” means a letter agreement, in form and substance reasonably acceptable to the Agent, executed by the applicable Credit Party, the Agent and the relevant financial institution, necessary to enable the Agent to obtain “control” (as defined in the Code) with respect to any Deposit Account described therein.

“Designated Officer” means the chief financial officer, president, any vice president having responsibility for financial affairs, treasurer or controller of the Parent or the Borrowers as the case may be.

“Disbursement Accounts” has the meaning ascribed to it in Annex C.

“Disclosure Schedules” means the Schedules prepared by Borrowers and attached to the Agreement.

“Disqualified Stock” means (a) the Stock of any Person that by its terms (or by the terms of any equity into which it is convertible or for which it is exchangeable), or upon the occurrence of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness of such Person or is redeemable at the option of the holder thereof, in whole or in part, in each case, on or prior to six months after the Commitment Termination Date or (b) any Stock which pays dividends (other than in the form of additional shares of such Stock).

“Documents” means all “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

“Dollars” or “$” means lawful currency of the United States of America.

“E-Fax” means any system used to receive or transmit faxes electronically.

Annex A - 9

“E-System” means any electronic system, including Intralinks® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Affiliates, or any of such Person’s respective officers, directors, employees, attorneys, agents and representatives or any other Person, providing for access to data protected by passcodes or other security system.

“eFinlay” shall mean eFinlay, Inc., a Delaware corporation and wholly-owned subsidiary of Finlay.

“eFinlay Agreements” shall mean, collectively, the eFinlay Contribution Agreement, the eFinlay FFJC Services Agreement, the eFinlay FMBI Services Agreement and the eFinlay Lease Agreement.

“eFinlay Contribution Agreement” shall mean that certain Contribution Agreement dated as of September 29, 2000 between Finlay and eFinlay (as originally in effect, without any waivers or modifications materially adverse to the Lenders not consented to by the Requisite Lenders) pursuant to which Finlay transferred certain assets to eFinlay.

“eFinlay FFJC Services Agreement” shall mean that certain Services Agreement dated as of September 29, 2000 between Finlay and eFinlay (as originally in effect, without any waivers or modifications materially adverse to the Lenders not consented to by the Requisite Lenders) pursuant to which Finlay provides certain managerial advice, direction and services to eFinlay.

“eFinlay FMBI Services Agreement” shall mean that certain Services Agreement dated as of September 29, 2000 between Finlay Merchandising and eFinlay (as originally in effect, without any waivers or modifications materially adverse to the Lenders not consented to by the Requisite Lenders) pursuant to which Finlay provides certain merchandising and buying services to eFinlay.

“eFinlay Lease Agreement” shall mean that certain Lease Agreement dated as of September 29, 2000 between Finlay and eFinlay (as originally in effect, without any waivers or modifications materially adverse to the Lenders not consented to by the Requisite Lenders) pursuant to which Finlay leases certain space in its Connecticut distribution center to eFinlay.

“Eligible Accounts” has the meaning ascribed to it in Section 1.6.

“Eligible Inventory” has the meaning ascribed to it in Section 1.7.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

Annex A - 10

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, in each case arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

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“ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) with respect to a Title IV Plan, any event described in Section 4043(c) of ERISA for which notice to the PBGC has not been waived; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan in a distress termination described in Section 4041(c) of ERISA or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) with respect to a Title IV Plan, the existence of an “accumulated funding deficiency” (as defined in Section 412 of the IRC or Section 302 of ERISA) whether or not waived, or the failure to make any required contribution to a Multiemployer Plan; (g) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to a Title IV Plan; (h) the making of any amendment to any Title IV Plan which could reasonably be expected to result in the imposition of a lien or the posting of a bond or other security; (i) with respect to a Title IV Plan an event described in Section 4062(e) of ERISA; (j) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (k) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (l) the loss of a Qualified Plan’s qualification or tax exempt status; or (m) the termination of a Plan described in Section 4064 of ERISA.

“Event of Default” has the meaning ascribed to it in Section 8.1.

“Excluded Taxes” shall mean (A) franchise taxes and taxes upon or determined by reference to any Lender’s net income, in each case, imposed by the United States of America or any political subdivision or taxing authority thereof or therein or by any jurisdiction in which any other branch of any Lender is located, is resident or in which any Lender is organized or has its principal or registered office (including, without limitation, branch taxes imposed by the United States or similar taxes imposed by any subdivision thereof), (B) any United States withholding taxes payable with respect to payments hereunder or the Notes or under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Closing Date (or, in the case of (i) an assignee, the date of the Assignment Agreement, (ii) a successor Agent, the date of the appointment of such Agent, and (iii) a successor L/C Issuer, the date such L/C Issuer becomes an L/C Issuer) applicable to such Lender, such L/C Issuer or the Agent, as the case may be, but not excluding any United States withholding tax payable with respect to interest arising under a Loan Document as a result of any change in such laws occurring after the Closing Date (or the date of such Assignment Agreement or the date of such appointment of such Agent or the date such L/C Issuer becomes an L/C Issuer), (C) any other United States federal taxes, and (D) all liabilities, penalties and interest with respect to any of the foregoing.

“Existing Credit Agreement” has the meaning ascribed to it in the Recitals.

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“Factor Guaranties” means collectively the factor guaranties dated as of December 9, 2002 issued by GE Capital Commercial Services, Inc, to Finlay, guaranteeing receivables from certain customers of Finlay and any future factor guaranties in form and substance similar to the existing factor guaranties or otherwise reasonably acceptable to Agent.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

“Financial Covenants” means the financial covenants set forth in Annex G.

“Financial Statements” means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrowers delivered in accordance with Section 3.4 and Annex E.

“Finlay” shall have the meaning ascribed to it in the Preamble.

“Finlay Credit Parties” means, collectively, Finlay, Finlay Jewelry, Finlay Merchandising and eFinlay; provided, that “Finlay Credit Parties” shall not include the division of Finlay known as the Bailey Banks & Biddle brand.

“Finlay Employment Agreements” shall mean each written employment agreement filed as an exhibit to Parent’s Form 10-K in effect at any time, as each may be amended, modified, supplemented, restated, renewed, replaced or extended from time to time.

“Finlay Jewelry” mean Finlay Jewelry, Inc., a Delaware corporation.

“Finlay License Agreement” shall mean the Trade Name License Agreement dated as of October 28, 1998 among Finlay Merchandising, Finlay and the Parent, as such may be amended, modified or supplemented from time to time in accordance with its terms and the terms hereof.

“Finlay Merchandising” means Finlay Merchandising and Buying, Inc. a Delaware corporation and wholly-owned Subsidiary of Finlay.

“Fiscal Month” means any of the monthly accounting periods of Borrowers.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrowers, beginning on the day that the Fiscal Year begins and ending three months following such date, with each subsequent Fiscal Quarter beginning on the day immediately following the end of the preceding Fiscal Quarter and ending three months following such date.

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“Fiscal Year” means any of the annual accounting periods of Borrowers which begins on the day immediately following the end of the preceding period and ends on the Saturday closest to January 31 of each year.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

“Foreign Subsidiary” shall mean a subsidiary of the Parent organized under the laws of a country other than the United States or any State thereof.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“GE Capital Fee Letter” means that certain letter, dated as of September 26, 2007 between GE Capital and Finlay with respect to certain Fees to be paid from time to time by Borrowers to GE Capital.

“General Intangibles” means all “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

“Goods” means all “goods” as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

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“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” means as to any Person, any obligation of such Person guaranteeing, providing assurance or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guaranties” means, collectively, the Parent Guaranty, each Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

“Guarantors” means Parent, each Subsidiary of each Borrower and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Hedge Agreements” shall mean all obligations of a Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured.

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“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) Hedge Agreements, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

“Indemnification Agreements” means, collectively, each of the indemnification agreements among the Parent and Finlay, and each of their (and their Subsidiaries’) respective directors and executive officers, substantially in the form of Exhibit A-1 attached hereto, as each may be amended, modified or supplemented from time to time in accordance with its terms and the terms hereof.

“Indemnified Liabilities” has the meaning ascribed to it in Section 1.13.

“Indemnified Person” has the meaning ascribed to in Section 1.13.

“Independent Retail Store” shall mean a retail store location operated by any of the Specialty Stores Credit Parties as an independent retail establishment (and not as a department in an establishment owned or operated by another person) selling fine jewelry and fine giftware and related products or services in a location consisting of a standalone store or a store located in a shopping mall or similar location.

“Index Rate” means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

“Index Rate Loan” means a Loan or portion thereof bearing interest by reference to the Index Rate.

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“Initial License Expense” shall mean any franchise or other fee or other expense paid in cash by Finlay or a Foreign Subsidiary as consideration for the initial granting of a license under a License Agreement.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Intercompany Notes” has the meaning ascribed to it in Section 6.3.

“Interest Payment Date” means (a) as to any Index Rate Loan, the first Business Day of each month to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided, that in the case of any LIBOR Period greater than three months in duration, interest shall be payable at three-month intervals and on the last day of such LIBOR Period; and provided further that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

“Inventory” means all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software. Without limiting the foregoing, “Inventory” shall include such inventory as is on consignment to third party consignees, leased to customers of the Borrowers, or otherwise temporarily out of the custody or possession of the Borrowers, excluding any Consignment Inventory.

“Inventory Advance Rate” means 82.5%, except that it shall have the meaning set forth in the table below during the periods listed:

Period Covered:	Inventory Advance Rate:
Closing Date through December 15, 2007	87.5%
December 16, 2007 through April 30, 2008	85.0%
May 1, 2008 through December 15, 2008	90.0%
May 1, 2009 through December 15, 2009	87.5%
May 1, 2010 through December 15, 2010	85.0%

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; provided, that if any License Agreement is not renewed, or notice is received by Agent or a Credit Party that a License Agreement will not be renewed, the then prevailing Inventory Advance Rate with respect to that portion of the Eligible Inventory located at the locations affected by such non-renewal shall be reduced by ten (10) percentage points.

“Investment” has the meaning ascribed to it in Section 6.2 hereof.

“Investment Property” means all “investment property” as such term is defined in the Code now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of any Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

“IRC” means the Internal Revenue Code of 1986 and all regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“L/C Issuer” means issuers of Letters of Credit to Borrowers as contemplated by the Agreement.

“L/C Sublimit” has the meaning ascribed to it in Annex B.

“Lenders” means (a) GE Capital, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations in accordance with the terms of the Agreement, such term shall include any assignee of such Lender, and (b) solely for the purpose of obtaining the benefit of the Liens granted to the Agent for the benefit of the Lenders under the Collateral Documents, a Person to whom any Obligations in respect of a Secured Rate Contract are owed. For the avoidance of doubt, any Person to whom any Obligations in respect of a Secured Rate Contract are owed and which does not hold any Loans or Commitments shall not be entitled to any other rights as a “Lender” under this Agreement or any other Loan Document.

“Letter of Credit Fee” has the meaning ascribed to it in Annex B.

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent, Lenders at the request of Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by the L/C Issuer or the purchase of a participation as set forth in Annex B with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable at such time or at any time thereafter by Agent or Lenders thereupon or pursuant thereto.

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“Letters of Credit” means documentary or standby letters of credit issued for the account of any Borrower by any L/C Issuer, and bankers’ acceptances issued by any Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

“Letter-of-Credit Rights” means “letter-of-credit rights” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including rights to payment or performance under a letter of credit, whether or not such Credit Party, as beneficiary, has demanded or is entitled to demand payment or performance.

“LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

“LIBOR Loan” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower Representative pursuant to the Agreement and ending one, two, three or six months thereafter, as selected by Borrower Representative’s irrevocable notice to Agent as set forth in Section 1.5(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

(a)if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b)any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end two (2) LIBOR Business Days prior to such date;

(c) any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

(d)Borrower Representative shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

(e)Borrower Representative shall select LIBOR Periods so that there shall be no more than seven (7) separate LIBOR Loans in existence at any one time.

“LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Agent equal to:

(a) the offered rate for deposits in United States Dollars for the applicable  LIBOR Period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London  time), on the second full LIBOR Business Day next preceding the first day of such  LIBOR Period (unless such date is not a Business Day, in which event the next  succeeding Business Day will be used); divided by

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(b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service (or its successor satisfactory to Agent), the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower Representative.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

“License Agreement” shall mean an agreement (or an arrangement not in writing which has been described by Borrowers in writing to Agent and approved by Agent in writing) between a Borrower or eFinlay and another Person (which is not an Affiliate of the Borrowers), whether entered into prior to or after the Closing Date, granting to such Borrower the right to operate a fine jewelry department in an establishment owned or operated by such Person or, in the case of eFinlay, granting eFinlay the right to sell fine jewelry through a website owned or operated by such Person, in each case in the form as in effect on the Closing Date or as amended, modified, extended or supplemented in accordance with the terms thereof and hereof. If a License Agreement which is an approved arrangement as of the Closing Date is memorialized in a writing signed by the licensor after the Closing Date, it shall be deemed entered into and effective as of the Closing Date. The failure of Borrowers to obtain the written approval of the Agent for an Unapproved License Agreement, shall result in such arrangement not constituting a License Agreement hereunder (including, without limitation, for the purpose of the definition of Eligible Accounts) but shall not be an Event of Default hereunder.

The Agent reserves the right, in its reasonable judgment, to withdraw at any time its approval with respect to any License Agreement which is not evidenced by a written agreement and immediately upon such withdrawal of its approval of such arrangement, such arrangement shall cease to constitute a License Agreement for purposes of the Agreement.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

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“Litigation” has the meaning ascribed to it in Section 3.13.

“Loan Account” has the meaning ascribed to it in Section 1.12.

“Loan Documents” means the Agreement, the Notes, the Collateral Documents, the Master Standby Agreement, the Master Documentary Agreement, and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means the Tranche A Revolving Loan, the Tranche B Revolving Loan and the Swing Line Loan.

“Long Term Incentive Plan” means the Long Term Incentive Plan of the Parent, as amended, modified, supplemented, restated, renewed or replaced from time to time in accordance with its terms and the terms hereof, which shall include the 1997 Long Term Incentive Plan of the Parent.

“Lock Boxes” has the meaning ascribed to it in Annex C.

“Margin Stock” has the meaning ascribed to in Section 3.10.

“Master Documentary Agreement” means the Master Agreement for Documentary Letters of Credit dated as of the Closing Date among Borrowers, as Applicant(s), and GE Capital.

“Master Standby Agreement” means the Master Agreement for Standby Letters of Credit dated as of the Closing Date among Borrowers, as Applicant(s), and GE Capital as issuer.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial or other condition of the Credit Parties considered as a whole, (b) the Parent’s, the Borrowers’ and their Subsidiaries’ collective ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, (c) the Agent’s Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens or (d) Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents.

“Mortgaged Properties” has the meaning assigned to it in Annex D.

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“Mortgages” means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Credit Party to Agent on behalf of itself and Lenders with respect to the Mortgaged Properties, all in form and substance reasonably satisfactory to Agent.

“Multiemployer Plan” means a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Amount of Finlay Receivables” means the excess of (A) amounts payable to a Finlay Credit Party, whether or not due under the License Agreements (and attributable to an underlying sale of inventory to a customer of the host store), including, without limitation, at any time during any calendar month (or other relevant calculation period under a License Agreement), amounts which, based on gross sales in accordance with the terms of the License Agreements, the Finlay Credit Parties have calculated will become due and payable to the Finlay Credit Parties under the License Agreements as of the end of such calendar month (or other relevant calculation period under a License Agreement), in each case, over (B) (a) all amounts payable by a Finlay Credit Party (by set-off or otherwise), whether or not due under the License Agreements, including, without limitation, at any time during any calendar month (or other relevant calculation period under a License Agreement), all amounts which, based on the terms of such License Agreement or otherwise, the Finlay Credit Parties have calculated will become due and payable (by set-off or otherwise) by the Finlay Credit Parties (including, without limitation, by means of offset or deduction from amounts payable to the Finlay Credit Parties under the License Agreements) as of the end of such calendar month (or other relevant calculation period under a License Agreement), such amounts payable by the Finlay Credit Parties to include, without limitation, the percentage of sales, net sales or other amount which is withheld from the Finlay Credit Parties by the other party thereto as a license fee, rental fee or otherwise, all amounts denominated as “Other Costs” or any similar term under any License Agreement, including, without limitation, discounts payable in respect of credit card sales, interest, carrying or service charges collected by the other party to any License Agreements, and charges payable by or charged to the Finlay Credit Parties in respect of advertising or promotion, (b) the amount of all sales in respect of which goods have been returned and (c) all other amounts or adjustments which, based on the License Agreements or otherwise, was or as of the end of any calendar month (or other relevant calculation period) will be deducted from amounts payable to the Finlay Credit Parties or will be payable by the Finlay Credit Parties under the License Agreements.

“Net Liquidation Percentage” means the applicable percentage of the book value of Eligible Inventory for the Finlay Credit Parties and the Specialty Stores Credit Parties that is estimated to be recoverable in an orderly liquidation of such inventory net of all associated costs and expenses of such liquidation, as determined from time to time by a qualified appraisal company selected by Agent; provided, that, Agent may, in its reasonable discretion, average the monthly Net Liquidation Percentage to take account of monthly fluctuations in the Net Liquidation Percentage within seasonal periods.

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“Non-Funding Lender” has the meaning ascribed to it in Section 9.9(a)(ii).

“Notes” means, collectively, the Tranche A Revolving Notes, the Tranche B Revolving Notes and the Swing Line Notes.

“Notice of Conversion/Continuation” has the meaning ascribed to it in Section 1.5(e).

“Notice of Tranche A Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a).

“Notice of Tranche B Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a).

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent, any Lender or any Secured Swap Provider, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Agreement, any of the other Loan Documents or any Secured Rate Contract. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, hedging obligations under swaps, caps and collar arrangements provided by any Lender in accordance with the terms of the Agreement, expenses, reasonable attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement, any of the other Loan Documents or any Secured Rate Contract.

“Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies by any state, county, city or other political subdivision within the United States or by any applicable foreign jurisdiction, and all liabilities with respect thereto, which arise in respect of this Agreement, any Note, or any other Loan Document.

“Parent” has the meaning ascribed thereto in the recitals to the Agreement.

“Parent Guaranty” means the guaranty of even date herewith executed by Parent in favor of Agent and Lenders.

“Park Promenade” means Park Promenade LLC, a Florida limited liability company.

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

“Patent Security Agreements” means the Patent Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

Annex A - 23

“Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“Patriot Act” has the meaning ascribed to it in Section 11.18.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereof under ERISA.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Permitted Acquisition” has the meaning ascribed to it in Section 6.1.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b); (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $ $500,000 at any time; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders; (j) Liens expressly permitted under clauses (b) and (c) of Section 6.7 of the Agreement; (k) Liens in favor of any Credit Party or any Subsidiary thereof, provided that if such Liens are on any Collateral that such Liens are collaterally assigned to Agent, on behalf of Lenders; (l) Liens solely on any cash earnest money deposits made by any Credit Party or any of their Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder in connection with a Permitted Acquisition; (m) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business; (n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (o) licenses of patents, copyrights, trademarks and other intellectual property rights granted by any Credit Party or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary course of business of any Credit Party or such Subsidiary; and (p) liens arising under statutes or other legal provisions related to unclaimed property or escheats.

Annex A - 24

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” means, at any time, an “employee benefit plan”, as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past 7 years on behalf of participants who are or were employed by any Credit Party or ERISA Affiliate.

“Pledge Agreement” means, the Pledge Agreement of even date herewith executed by each of the Credit Parties in favor of Agent, on behalf of itself and Lenders, pledging all Stock of their respective Subsidiaries and all Intercompany Notes owing to or held by any of them and any pledge agreements entered into after the Closing Date by any Credit Party (as required by the Agreement or any other Loan Document).

“Proceeds” means “proceeds,” as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Projections” means Borrowers’ forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary or division-by-division basis, if applicable, and otherwise consistent with the historical Financial Statements of the Borrowers, together with appropriate supporting details and a statement of underlying assumptions.

Annex A - 25

“Pro Rata Share” means with respect to all matters relating to any Lender, (a) with respect to the Tranche A Revolving Loan, the percentage obtained by dividing (i) the Tranche A Revolving Loan Commitment of that Lender by (ii) the aggregate Tranche A Revolving Loan Commitments of all Lenders, (b) with respect to the Tranche B Revolving Loan, the percentage obtained by dividing (i) the Tranche B Revolving Commitment of that Lender by (ii) the aggregate Tranche B Revolving Commitments of all Lenders, (c) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (d) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders.

“Purchased Accounts” shall mean all accounts receivable of the Carlyle Credit Parties that are purchased by the Receivables Purchaser pursuant to the Receivables Purchase Agreement.

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Qualified Assignee” means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrowers without the imposition of any withholding or similar taxes; provided that no Person proposed to become a Lender after the Closing Date and determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and no Person or Affiliate of such Person proposed to become a Lender after the Closing Date and that holds Stock issued by any Credit Party shall be a Qualified Assignee.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Real Estate” has the meaning ascribed to it in Section 3.6.

“Receivables Intercreditor Agreement” means (i) that certain Intercreditor Agreement and Assignment of Proceeds dated as of May 19, 2005 by and among the Agent, the Receivables Purchaser and Carlyle, as from time to time amended, supplemented or replaced or (ii) any replacement Intercreditor Agreement by and among Agent, Carlyle and any replacement Receivables Purchaser as provided for in clause (ii) of the definition of “Receivables Purchaser” below.

Annex A - 26

“Receivables Purchaser” means (i) Shoppers Charge Accounts Co., a division of TD Banknorth, N.A., as a purchaser of the accounts receivable pursuant to the Receivables Purchase Agreements or (ii) any replacement receivables purchaser provided such replacement receivables purchaser has entered into an intercreditor agreement with the Agent in form and substance substantially identical to the Receivables Intercreditor Agreement in effect on the Closing Date.

“Receivables Purchase Agreements” means (i) that certain Credit Card Program and Security Agreement dated September 28, 1998 between Carlyle and the Receivables Purchaser, that certain Operating Agreement, undated, between Carlyle and the Receivables Purchaser, and all related documents and agreements executed or delivered in connection with the Receivables Purchase Program, as amended, supplemented or restated from time to time with the written consent of Agent or (ii) any other receivables purchase agreement between any Specialty Stores Credit Party and a receivables purchaser that qualifies as a “Receivables Purchaser” under clause (ii) of the definition of “Receivables Purchaser” above in form and substance similar and not less advantageous to such Specialty Stores Credit Party and its Subsidiaries than any Receivables Purchase Agreement in effect on the Closing Date and all related documents and agreements executed and delivered in connection therewith.

“Receivables Purchase Program” means the credit card account purchase program of any Specialty Stores Credit Party and a Receivables Purchaser established pursuant to a Receivables Purchase Agreement.

“Refunded Swing Line Loan” has the meaning ascribed to it in Section 1.1(b)(iii).

“Registration Rights Agreement” means the registration rights agreement, dated as of May 26, 1993, among the Parent, certain existing holders of the common Stock of the Parent and the Lee Group, as such may be amended, modified, supplemented, restated, renewed or replaced from time to time in accordance with its terms and the terms hereof.

“Related Transactions” means the initial borrowings under the Tranche A Revolving Loan and Tranche B Revolving Loan on the Closing Date, the Acquisition, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

“Related Transactions Documents” means the Loan Documents, the Acquisition Agreement, and all other agreements or instruments executed in connection with the Related Transactions.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

Annex A - 27

“Requisite Lenders” means Lenders having (a) more than 50% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 50% of the aggregate outstanding amount of all Loans, and in any event, shall include at least two (2) non-affiliated Lenders.

“Reserves” means (a) reserves established by Agent from time to time against Eligible Inventory pursuant to Section 5.9, (b) reserves established pursuant to Section 5.4(c), and (c) such other reserves against Eligible Accounts, Eligible Inventory, Tranche A Borrowing Base, Tranche B Borrowing Base or Borrowing Availability that Agent may, in its reasonable credit judgment, establish from time to time upon prior notice to Borrowers. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued interest expenses or Indebtedness shall be deemed to be a reasonable exercise of Agent’s credit judgment.

“Restated Notes” has the meaning ascribed to such term in Section 11.19.

“Restricted Payment” means, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (d) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (e) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Person or provide services to such Person; and (f) any payment of management fees (or other fees of a similar nature) by such Credit Party to any Stockholder of such Credit Party or its Affiliates.

“Retiree Welfare Plan” means, at any time, a welfare plan (within the meaning of Section 3(1) of ERISA) that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC or other similar state law and at the sole expense of the participant or the beneficiary of the participant.

“Rolex Intercreditor Agreement” means that certain Intercreditor Agreement dated as of May 19, 2005 by and between Rolex Watch U.S.A. and the Agent.

“Rolex Security Agreement” shall mean that certain Security Agreement dated as of May 19, 2005 by and between Rolex Watch U.S.A. and Carlyle

Annex A - 28

“Security Agreement” means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and each Credit Party that is a signatory thereto.

“Secured Rate Contract” means any Rate Contract between Borrower and the counterparty thereto which has been provided or arranged by GE Capital or an Affiliate of GE Capital.

“Secured Swap Provider” means a Person with whom Borrower has entered into a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee thereof.

“Sellers” has the meaning ascribed to it in the definition of Acquisition Agreement herein.

“Senior Note Indenture” means the Indenture dated as of June 3, 2004 between Finlay and HSBC Bank USA, as trustee under which the Senior Notes were issued.

“Senior Notes” means Finlay’s 8.375% Senior Notes due 2012 in the original principal amount of $200,000,000 and any notes that may be subsequently issued in exchange therefore that are substantially identical in all material respects (other than with respect to any transfer restrictions).

“Services Agreement” means the Services Agreement dated as of October 28, 1998 between Finlay Merchandising and Finlay, as such may be amended, modified or supplemented from time to time in accordance with its terms and the terms hereof.

“Shareholders Agreement” means the stockholders’ agreement dated as of March 6, 1995 among the Parent and certain existing holders of the common stock of the Parent, as such may be amended, modified or supplemented from time to time in accordance with its terms and the terms hereof.

“Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

Annex A - 29

“Sonab Entities” means, collectively, Sonab Holdings and Sonab International.

“Sonab Holdings” means Sonab Holdings, Inc., a Delaware corporation.

“Sonab International” means Sonab International, Inc., a Delaware corporation.

“Specialty Stores Credit Party” shall mean each of the Carlyle Credit Parties, Congress, the division of Finlay known as the Bailey Banks & Biddle brand and any other Credit Party (other than the Finlay Credit Parties and the Parent).

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

“Subsidiary Guaranty” means the Subsidiary Guaranty of even date herewith executed by each Subsidiary of each Borrower in favor of Agent, on behalf of itself and Lenders.

“Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Swing Line Advance” has the meaning ascribed to it in Section 1.1(b)(i).

“Swing Line Availability” has the meaning ascribed to it in Section 1.1(b)(i).

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“Swing Line Commitment” means, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Advances as set forth on Annex J to the Agreement, which commitment constitutes a subfacility of the Tranche A Revolving Loan Commitment of the Swing Line Lender.

“Swing Line Lender” means GE Capital.

“Swing Line Loan” means, as the context may require, at any time, the aggregate amount of Swing Line Advances outstanding to any Borrower or to all Borrowers.

“Swing Line Note” has the meaning ascribed to it in Section 1.1(b)(ii).

“Tax Allocation Agreement” means the tax allocation agreement dated as of November 1, 1992 between the Parent and Finlay, as such may be amended, modified or supplemented from time to time in accordance with its terms and the terms hereof.

“Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding Excluded Taxes.

“Termination Date” means the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged (other than contingent obligations not then due and payable) (c) all Letter of Credit Obligations have been cash collateralized, canceled or backed by standby letters of credit in accordance with Annex B, and (d) none of Borrowers shall have any further right to borrow any monies under the Agreement.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is subject to Title IV of ERISA or Section 412 of the IRC, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Trade Name License Agreements” means the Carlyle License Agreement and the Finlay License Agreement.

“Trademark Security Agreements” means the Trademark Security Agreements made in favor of Agent, on behalf of Lenders, by each applicable Credit Party.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

“Trademarks” means all of the following now owned or hereafter existing or adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

Annex A - 31

“Tranche A Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of:

a. 85% of the book value of the Finlay Credit Parties’ Eligible Accounts; and

b. the Inventory Advance Rate multiplied by the applicable Net Liquidation Percentage of the book value of the Finlay Credit Parties’ and the Specialty Stores Credit Parties’ Eligible Inventory valued at the lower of cost (determined on a first-in, first-out basis) or market;

less a Reserve in the amount of the Tranche B Deficiency Amount and any other Reserves established by Agent at such time.

“Tranche A Maximum Amount” means, as of any date of determination, an amount equal to the Tranche A Revolving Loan Commitment of all Lenders as of that date.

“Tranche A Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a)(i).

“Tranche A Revolving Lenders” means, as of any date of determination, Lenders having a Tranche A Revolving Loan Commitment.

“Tranche A Revolving Loan” means, at any time, the sum of (i) the aggregate amount of Tranche A Revolving Credit Advances outstanding to Borrowers plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of Borrowers. Unless the context otherwise requires, references to the outstanding principal balance of the Tranche A Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

“Tranche A Revolving Loan Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make Tranche A Revolving Credit Advances or incur Letter of Credit Obligations as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Tranche A Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be Five Hundred Twelve Million Five Hundred Thousand Dollars ($512,500,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

“Tranche A Revolving Note” has the meaning ascribed to it in Section 1.1(a)(ii).

“Tranche B Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to 7.5% multiplied by the applicable Net Liquidation Percentage of the book value of the Finlay Credit Parties’ and the Specialty Stores Credit Parties’ Eligible Inventory valued at the lower of cost (determined on a first-in, first-out basis) or market, less any Reserves established by Agent at such time.

Annex A - 32

“Tranche B Deficiency Amount” means, at any time, the excess of (a) the aggregate amount of the Tranche B Revolving Loan then outstanding over (b) the Tranche B Borrowing Base at such time.

“Tranche B Maximum Amount” means, as of any date of determination, an amount equal to the Tranche B Revolving Loan Commitment of all Lenders as of that date.

“Tranche B Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a)(iii).

“Tranche B Revolving Lenders” means, as of any date of determination, Lenders having a Tranche B Revolving Loan Commitment.

“Tranche B Revolving Loan” means, at any time, the aggregate amount of Tranche B Revolving Credit Advances outstanding to Borrowers.

“Tranche B Revolving Loan Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make Tranche B Revolving Credit Advances as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Tranche B Revolving Credit Advances, which aggregate commitment shall be Thirty Seven Million Five Hundred Thousand Dollars ($37,500,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

“Tranche B Revolving Note” has the meaning ascribed to it in Section 1.1(a)(iv).

“Unapproved License Agreement” means an unwritten arrangement (not yet approved in writing by the Agent or as to which the approval of the Agent has been withdrawn) between Finlay or a Foreign Subsidiary and another Person, granting to Finlay or a Foreign Subsidiary the right to operate a fine jewelry department in an establishment owned or operated by such Person.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could have been avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex G. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

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Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance.

Annex A - 34

ANNEX B (SECTION 1.2)

TO

CREDIT AGREEMENT

LETTERS OF CREDIT

a. Issuance. Subject to the terms and conditions of the Agreement, Agent and Tranche A Revolving Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of Borrower Representative on behalf of the applicable Borrower and for such Borrower’s account, Letter of Credit Obligations by causing Letters of Credit to be issued by GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to Agent in its sole discretion (each, an “L/C Issuer”) for such Borrower’s account and guaranteed by Agent; provided, that if the L/C Issuer is a Tranche A Revolving Lender, then such Letters of Credit shall not be guaranteed by Agent but rather each Tranche A Revolving Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of Agent, as more fully described in paragraph (b)(ii) below. The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the least of (i) Seventy Five Million Dollars ($75,000,000) (the “L/C Sublimit”), (ii)  the Tranche A Maximum Amount less the aggregate outstanding principal balance of the Tranche A Revolving Credit Advances and the Swing Line Loan, and (iii)  the Tranche A Borrowing Base less the aggregate outstanding principal balance of the Tranche A Revolving Credit Advances and the Swing Line Loan. No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, unless otherwise determined by the Agent, in its discretion (including with respect to customary evergreen provisions), and neither Agent nor Tranche A Revolving Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the Commitment Termination Date.

b. (i) Advances Automatic; Participations. In the event that Agent or any Tranche A Revolving Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Tranche A Revolving Credit Advance to the applicable Borrower under Section 1.1(a) of the Agreement regardless of whether a Default or Event of Default has occurred and is continuing and notwithstanding any Borrower’s failure to satisfy the conditions precedent set forth in Section 2, and each Tranche A Revolving Lender shall be obligated to pay its Pro Rata Share thereof in accordance with the Agreement. The failure of any Tranche A Revolving Lender to make available to Agent for Agent’s own account its Pro Rata Share of any such Tranche A Revolving Credit Advance or payment by Agent under or in respect of a Letter of Credit shall not relieve any other Tranche A Revolving Lender of its obligation hereunder to make available to Agent its Pro Rata Share thereof, but no Tranche A Revolving Lender shall be responsible for the failure of any other Tranche A Revolving Lender to make available such other Tranche A Revolving Lender’s Pro Rata Share of any such payment.

Annex B - 1

(ii) If it shall be illegal or unlawful for any Borrower to incur Tranche A Revolving Credit Advances as contemplated by paragraph (b)(i) above because of an Event of Default described in Sections 8.1(h) or (i) or otherwise or if it shall be illegal or unlawful for any Tranche A Revolving Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to an L/C Issuer, or if the L/C Issuer is a Tranche A Revolving Lender, then (A) immediately and without further action whatsoever, each Tranche A Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation equal to such Tranche A Revolving Lender’s Pro Rata Share (based on the Tranche A Revolving Loan Commitments) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (B) thereafter, immediately upon issuance of any Letter of Credit, each Tranche A Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation in such Tranche A Revolving Lender’s Pro Rata Share (based on the Tranche A Revolving Loan Commitments) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Tranche A Revolving Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in the Agreement with respect to Tranche A Revolving Credit Advances.

c. Cash Collateral.

(i) If Borrowers are required to provide cash collateral for any Letter of Credit Obligations pursuant to the Agreement, including Section 8.2 of the Agreement, prior to the Commitment Termination Date, each Borrower will pay to Agent for the ratable benefit of itself and Tranche A Revolving Lenders cash or cash equivalents acceptable to Agent (“Cash Equivalents”) in an amount equal to 105% of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding for the benefit of such Borrower. Such funds or Cash Equivalents shall be held by Agent in a cash collateral account (the “Cash Collateral Account”) maintained at a bank or financial institution acceptable to Agent. The Cash Collateral Account shall be in the name of the applicable Borrower and shall be pledged to, and subject to the control of, Agent, for the benefit of Agent and Lenders, in a manner reasonably satisfactory to Agent. Each Borrower hereby pledges and grants to Agent, on behalf of itself and Lenders, a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. The Agreement, including this Annex B, shall constitute a security agreement under applicable law.

(ii) If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Borrowers shall either (A) provide cash collateral therefor in the manner described above, or (B) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guaranty of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to 105% of the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are be satisfactory to Agent in its sole discretion.

Annex B - 2

(iii) From time to time after funds are deposited in the Cash Collateral Account by any Borrower, whether before or after the Commitment Termination Date, Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as Agent may elect, as shall be or shall become due and payable by such Borrower to Agent and Lenders with respect to such Letter of Credit Obligations of such Borrower and, upon the satisfaction in full of all Letter of Credit Obligations of such Borrower, to any other Obligations of any Borrower then due and payable.

(iv) No Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrowers to Agent and Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations then due and owing and upon payment in full of such Obligations, any remaining amount shall be paid to Borrowers or as otherwise required by law. Interest earned on deposits in the Cash Collateral Account shall be held as additional collateral.

(v) Fees and Expenses. Borrowers agree to pay to Agent for the benefit of Tranche A Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) all costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to (x) in the case of trade Letters of Credit, the greater of (1) 1.50% per annum and (2) 0.25% less than the Applicable Tranche A Revolver LIBOR Margin per annum at such time, and (y) in the case of all other Letters of Credit, the Applicable Tranche A Revolver LIBOR Margin per annum, in each case, multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit. Such fee shall be paid to Agent for the benefit of the Tranche A Revolving Lenders in arrears, on the first day of each month and on the Commitment Termination Date. In addition, Borrowers shall pay to any L/C Issuer, on demand, such fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

d. Request for Incurrence of Letter of Credit Obligations. Borrower Representative shall give Agent at least two (2) Business Days’ prior written notice requesting the incurrence of any Letter of Credit Obligation. The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) and a completed Application for Standby Letter of Credit or Application for Documentary Letter of Credit (as applicable) in the form of Exhibit B-1 or B-2 attached hereto. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower Representative and approvals by Agent and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrower Representative, Agent and the L/C Issuer.

Annex B - 3

e. Obligation Absolute. The obligation of Borrowers to reimburse Agent and Tranche A Revolving Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Tranche A Revolving Lender to make payments to Agent with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of Borrowers and Tranche A Revolving Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:

(i) any lack of validity or enforceability of any Letter of Credit or the Agreement or the other Loan Documents or any other agreement;

(ii) the existence of any claim, setoff, defense or other right that any Borrower or any of their respective Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any Lender, or any other Person, whether in connection with the Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between any Borrower or any of their respective Affiliates and the beneficiary for which the Letter of Credit was procured);

(iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by Agent (except as otherwise expressly provided in paragraph (f)(ii)(C) below) or any L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or such guaranty;

(v) any other circumstance or event whatsoever, that is similar to any of the foregoing; or

(vi) the fact that a Default or an Event of Default has occurred and is continuing.

f. Indemnification; Nature of Lenders’ Duties.

(i) In addition to amounts payable as elsewhere provided in the Agreement, Borrowers hereby agree to pay and to protect, indemnify, and save harmless Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of Agent or any Lender seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Agent or such Lender (as finally determined by a court of competent jurisdiction).

Annex B - 4

(ii) As between Agent and any Lender and Borrowers, Borrowers assume all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries, of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, neither Agent nor any Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of any payment by Agent under any Letter of Credit or guaranty thereof, Agent shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of Agent or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Agent’s or any Lender’s rights or powers hereunder or under the Agreement.

(iii) Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrowers in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between or among Borrowers and such L/C Issuer, including an Application and Agreement For Documentary Letter of Credit, a Master Documentary Agreement and a Master Standby Agreement entered into with Agent.

g. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document issued in connection with such Letter of Credit, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Annex B - 5

ANNEX G (SECTION 6.10)

TO

CREDIT AGREEMENT

FINANCIAL COVENANTS

Borrowers shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

a. Minimum Borrowing Availability. Borrowers shall maintain Borrowing Availability of not less that $30,000,000 at all times.

Annex G - 1